Exhibit 10.64

[***] A CONFIDENTIAL PORTION OF THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

ASSET PURCHASE AGREEMENT

by and among

VALEANT PHARMACEUTICALS INTERNATIONAL, INC., as Purchaser

and

QLT INC., and

QLT OPHTHALMICS, INC., as Sellers

Dated as of September 21, 2012

i

5.14	Suppliers and Customers	28
5.15	Taxes	29
5.16	Regulatory Matters	29
5.17	Brokers	31

Article VI. Representations and Warranties of Purchaser		31

6.1	Organization	31
6.2	Authority; Binding Effect	31
6.3	Non-Contravention	31
6.4	Governmental Authorization	32
6.5	Brokers	32
6.6	Legal Proceedings	32
6.7	Independent Investigation	32

Article VII. Covenants		33

7.1	Information and Documents	33
7.2	Conduct of Business	33
7.3	Efforts to Consummate; Certain Governmental Matters	35
7.4	Notice of Certain Events	36
7.5	Trade Notification	36
7.6	Use of Seller Names and Excluded Marks	37
7.7	Further Assurances	37
7.8	Assistance in Collecting Certain Amounts	37
7.9	Bulk Transfer Laws	38
7.10	Transfer of Product Registrations; Delivery of Registration Information	38
7.11	Product Returns, Rebates and Chargebacks	39
7.12	Delivery of Registered Intellectual Property Documentation	44
7.13	Delivery of Tangible Purchased Assets	44
7.14	Other Transactions	44
7.15	Non-Competition	44
7.16	No Challenge; Covenant Not to Sue	45
7.17	Non-Solicitation	45
7.18	Assignment of Novartis License Agreement	46

Article VIII. Indemnification		46

8.1	Indemnification by Sellers	46
8.2	Indemnification by Purchaser	46
8.3	Notice of Claims	46
8.4	Third-Party Claims	47
8.5	Survival	48
8.6	Limitations on Indemnification of Purchaser Indemnified Parties	48
8.7	Limitations on Indemnification of Seller Indemnified Parties	48
8.8	Sole Remedy	48
8.9	Indemnity Payments	49
8.10	Insurance Proceeds	49
8.11	Duty to Mitigate	49

Article IX. Termination		50

9.1	Termination	50
9.2	Effect of Termination	51

Article X. Miscellaneous		51

10.1	Notices	51
10.2	Amendment; Waiver	52
10.3	Assignment	52
10.4	Entire Agreement	52
10.5	Fulfillment of Obligations	53
10.6	Parties in Interest	53
10.7	Public Disclosure	53
10.8	Expenses	53
10.9	Protected Health Information	53
10.10	Governing Law; Jurisdiction; No Jury Trial	54
10.11	Arbitration; Mediation	54
10.12	Remedies	55
10.13	Counterparts	55
10.14	Headings	55
10.15	Severability	55

EXHIBITS

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Patent Assignment Agreement
Exhibit C	Form of Trademark Assignment Agreement
Exhibit D	Form of Copyright Assignment Agreement
Exhibit E	Form of Bill of Sale
Exhibit F	Form of Transition Services Agreement

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of September 21, 2012 by and among Valeant Pharmaceuticals International, Inc., a corporation organized under the laws of Canada (“Purchaser”), QLT Inc., a corporation organized under the laws of British Columbia (“QLTI”), QLT Ophthalmics, Inc., a Delaware corporation (“QOI”, and with QLTI, each a “Seller” or collectively, “Sellers”).

RECITALS

WHEREAS, Sellers, directly or indirectly through their Affiliates (such term, and each other capitalized term used but not defined in these Recitals, having the meaning set forth in Article I of this Agreement), are engaged in the Business and hold the Purchased Assets;

WHEREAS, the Parties desire that, at the Closing, Sellers shall sell, or cause to be sold, to Purchaser, and Purchaser shall purchase from Sellers, all of the Purchased Assets and assume the Assumed Liabilities upon the terms and conditions set forth herein;

WHEREAS, in connection with the sale of the Purchased Assets and assumption of the Assumed Liabilities, the Parties desire to enter into the Ancillary Agreements at the Closing; and

WHEREAS, the Parties acknowledge that this Agreement contemplates that Purchaser will only be acquiring the Purchased Assets, assuming the Assumed Liabilities and entering into the Ancillary Agreements and not acquiring Sellers’ business operation as a going concern and that, accordingly, Purchaser will not be employing or retaining any of Sellers’ employees, assuming any obligations under Sellers’ compensation or benefits plans, purchasing or leasing any of Sellers’ facilities or assuming any of the Retained Liabilities.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and of other good and valuable consideration, the receipt and legal sufficiency of which the Parties hereby acknowledge, and intending to be legally bound, the Parties hereby agree as follows:

Article I.

Definitions and Terms

1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“AAA” shall have the meaning set forth in Section 10.10(a).

“AAA Rules” shall have the meaning set forth in Section 10.10(b).

“Accounting Firm” shall have the meaning set forth in Section 2.6(b).

“Accounts Receivable” shall mean all accounts receivable, notes receivable and other indebtedness due and owed by any third party to Sellers or any of their Affiliates in connection with the operation of the Business prior to the Closing and the sale by or on behalf of Sellers of the Product or any Laser delivered prior to the Closing.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person at any time during the period for which the determination of affiliation is being made. For purposes of this definition, “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and, in any event and without limitation of the previous sentence, ownership of more than fifty percent (50%) of the voting securities of such Person.

“Agreement” shall have the meaning set forth in the Preamble of this Agreement.

“Ancillary Agreements” shall mean the following to be executed at Closing: (i) an Assignment and Assumption Agreement in the form of Exhibit A hereto providing for the assumption of the Assumed Contracts and Purchase Orders, (ii) a Patent Assignment Agreement in the form of Exhibit B hereto providing for the assumption of Transferred Patents and Patents included in Other PDT Intellectual Property, (iii) a Trademark Assignment Agreement in the form of Exhibit C hereto providing for the assumption of the Transferred Marks and Marks included in Other PDT Intellectual Property, (iv) a Copyright Assignment Agreement in the form of Exhibit D hereto providing for the assumption of the Transferred Copyrights and Copyrights included in Other PDT Intellectual Property, (v) a Bill of Sale in the form of Exhibit E hereto transferring the tangible Purchased Assets, (vi) a Transition Services Agreement in the form of Exhibit F hereto providing for the provision of certain services, (vii) the Escrow Agreement and (viii) any other agreements to be entered into in connection with this Agreement.

“API” shall mean the active pharmaceutical ingredient of the Product.

“Arbitrator” shall have the meaning set forth in Section 10.10(b).

“Asset Allocation Schedule” shall have the meaning set forth in Section 2.6(a).

“Assumed Contracts” shall mean all Contracts (other than this Agreement, the Ancillary Agreements, the Excluded Contracts, any Contract related to indebtedness for borrowed money and any joint venture, partnership, limited liability company or similar Contract) that are related to or arise from the Business or the Purchased Assets as of the Closing, or to which any of the Purchased Assets are subject.

“Assumed Liabilities” shall have the meaning set forth in Section 2.3.

“Basket” shall have the meaning set forth in Section 8.6(a).

“Books and Records” shall mean all files, documents, books, records, lists, procedures, manuals and other materials (in any form and regardless of whether created by Sellers or acquired from third parties), that relate primarily or exclusively to the Product, the Laser or the Purchased Assets (other than the Books and Records) maintained at Sellers’ or their Affiliates’

offices, or within Sellers’ or their Affiliates’ possession or control, including catalogues; advertising, sales and promotional and marketing materials; training and educational materials; market research; business plans; price lists; regulatory correspondence; customer, mailing and distribution lists; referral sources; photographs; production data; supplier lists; call data; call notes; prosecution history, records and related files; purchasing materials and records; clinical data files; manufacturing and quality control records and procedures (including batch records); blueprints; research and development files, records, data and laboratory books; regulatory, medical affairs and pharmacovigilance records, including adverse event documentation and complaint documentation; Intellectual Property documentation and disclosures; service and warranty records; sales order files; website and other Internet content.

“Business” shall mean the business as currently conducted by Sellers of researching, developing, commercializing, manufacturing, packaging, marketing, importing, distributing and selling the Product, and the development, acquisition and use of the Laser. Unless the context clearly requires otherwise, the term “Business” is merely used to clarify that in purchasing the Purchased Assets, Purchaser is receiving from Sellers all of their and their Affiliates’ rights in the Product and the Laser.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in Vancouver, British Columbia are authorized or obligated by Law or Governmental Order to close.

“Cap” shall have the meaning set forth in Section 8.6(c).

“Cash and Cash Equivalents” shall mean cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Authority.

“Chargeback Claims” shall have the meaning set forth in Section 7.11(e)(i).

“Closing” shall mean the consummation of the transactions contemplated by this Agreement pursuant to the terms of this Agreement.

“Closing Date” shall have the meaning set forth in Section 3.1.

“Closing Purchase Price” shall have the meaning set forth in Section 2.5.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

“Commercial Rebates” shall have the meaning set forth in Section 7.11(d)(i)).

“Competing Activity” shall have the meaning set forth in Section 7.15.

“Competition Laws” shall mean the HSR Act, the Competition Act (R.S.C 1985, c C-34) and other similar Laws of any jurisdiction.

“Contract” shall mean any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral, including any Purchase Order currently outstanding that is legally binding and enforceable against the parties thereto.

“Copyrights” shall mean copyrights in original and published and unpublished works of authorship (whether registered or unregistered), including software and any and all other copyrights and copyrightable works in any country or jurisdiction, and all applications, registrations, extensions, and renewals for any of the foregoing.

“Dispute” shall have the meaning set forth in Section 10.10(a).

“Domain Names” shall mean domain names, uniform resource locators and other names and locators associated with the Internet, including registrations thereof and applications therefor.

“Escrow Agent” shall have the meaning set forth in Section 2.12(a).

“Escrow Agreement” shall have the meaning set forth in Section 2.12(a).

“Escrow Amount” shall have the meaning set forth in Section 2.12(b).

“Escrow Fund” shall have the meaning set forth in Section 2.12(c).

“Excluded Assets” shall have the meaning set forth in Section 2.2.

“Excluded Contracts” shall have the meaning set forth in Section 2.2(l).

“Excluded Marks” shall mean all of Sellers’ and their Affiliates’ Marks, other than the Transferred Marks and the Seller Names.

“Excluded Registration” shall have the meaning set forth in Section 2.2(m).

“FDA” shall mean the Food and Drug Administration and any successor agency.

“Financial Information” shall mean the financial information set forth in Section 5.5 of the Sellers Disclosure Letter.

“Forgotten Assets” shall have the meaning set forth in Section 7.7(b).

“GAAP” shall mean accounting principles generally accepted in the United States, as in effect from time to time.

“General Survival Period” shall mean the period commencing on the Closing Date and ending on the date that is twelve (12) months after the Closing Date.

“Government Rebates” shall have the meaning set forth in Section 7.11(c)(i).

“Governmental Authority” shall mean any supranational, national, federal, provincial, state or local judicial, legislative, executive, administrative or regulatory authority, board, commission, body or instrumentality.

“Governmental Authorization” shall mean any approval, certificate, clearance, consent, exemption, Governmental Order, license, permit, registration, variance or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any applicable Law.

“Governmental Order” shall mean any order, writ, judgment, decision, ruling, subpoena, verdict, injunction, decree, consent decree, stipulation, determination or award entered, issued, made or rendered by any Governmental Authority.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time, and the rules and regulations promulgated thereunder.

“Indemnified Party” shall have the meaning set forth in Section 8.3.

“Indemnifying Party” shall have the meaning set forth in Section 8.3.

“Intellectual Property” shall mean all intellectual property of any kind, including Patents, Marks, Copyrights and Know-How.

“Inventories” shall mean the Sellers’ salable inventory of (i) the Product and (ii) any Laser, including inventories of API and work-in-process for the Product and components of and work-in-process with respect to the Laser.

“Know-How” shall mean all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, manufacturing procedures, test procedures and purification and isolation techniques, (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed, and all improvements, whether to the foregoing or otherwise, and other discoveries, developments, inventions.

“Laser Earn-out Payment” shall have the meaning set forth in Section 2.11.

“Laser Registrations” shall have the meaning set forth in Section 5.8(c).

“Laser Specifications” shall mean the specifications set forth in Section 1.1(a) of the Sellers Disclosure Letter.

“Laser” shall mean the medical laser having the Laser Specifications in development by Sellers on the date hereof.

“Law” shall mean any national, federal, territorial, state, provincial, regional, foreign, municipal or local law (including common law and civil law), statute, ordinance, rule, regulation,

code, treaty, decree, ruling, directive or Governmental Order, in each case, of, or issued by, any Governmental Authority.

“Legal Proceeding” shall mean any complaint, claim, action, suit, case, litigation, proceeding, charge, criminal prosecution, investigation, arbitration, mediation or alternative dispute resolution proceeding by or before a Governmental Authority.

“Liabilities” shall mean any and all debts, liabilities, costs, assessments, expenses, claims, losses, damages, deficiencies and obligations, whether accrued or fixed, known or unknown, liquidated or unliquidated, asserted or unasserted, absolute or contingent, matured or unmatured, determined or determinable, due or to become due, whenever or however arising (including whether arising out of any contract, common law or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Lien” shall mean, with respect to any property, right or other asset, any lien, security interest, option, mortgage, pledge, condition, assessment, restriction, adverse claim, levy, hypothecation, easement, title retention clause, equitable interest, encumbrance, right of first refusal or other similar restriction or similar claim of any kind, character or description, whether or not of record, or any contract to give any of the foregoing, in respect of such property or asset.

“Losses” shall have the meaning set forth in Section 8.1.

“Marks” shall mean trademarks, service marks, trade names, service names, brand names, trade dress, certification marks, logos, symbols, slogans, tag lines and designs in any country or jurisdiction, whether registered or unregistered, together with any goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals for any of the foregoing.

“Material Adverse Effect” shall mean any change, effect, event, circumstance, or occurrence that, individually or in the aggregate, would reasonably be expected to have a materially adverse effect on (i) the Purchased Assets taken as a whole, (ii) the ability of Sellers to consummate the transactions contemplated by this Agreement and the Ancillary Agreements or (iii) the ability to conduct the Business in the manner conducted as of the date of this Agreement; provided, however, that none of the following changes, effects, events, circumstances or occurrences shall be deemed, either alone or in combination, to constitute a Material Adverse Effect, or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (A) changes or effects in general economic or financial conditions; (B) changes in Laws or GAAP; (C) changes or effects that generally affect the pharmaceutical industry; (D) changes or effects that arise out of or are attributable to the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism; or (E) changes or effects arising out of or attributable to the public announcement of the transactions contemplated by this Agreement or the compliance with the provisions of this Agreement; provided, however, that in the case of clauses (A) and (C), such changes or effects thereof are only exceptions to the extent they do not have a materially disproportionate effect on the Business or Product as compared with other similar companies or products.

“Material Contract” shall have the meaning set forth in Section 5.9(b).

“NDC” shall have the meaning set forth in Section 7.11(a).

“Net Royalties” shall have the meaning set forth in Section 2.10.

“Net Sales” shall mean, with respect to any New Indication (whether or not sold under the “Visudyne” mark), gross sales invoiced for all such New Indication products, less (i) sales commissions actually paid to sales representatives, distributors, wholesalers and other customers who are not Affiliates or employees of Purchaser or its Affiliates and quantity, trade and cash discounts actually allowed or given with respect to New Indication products, (ii) discounts, replacements, credits or refunds actually allowed in respect of the return of rejected, outdated, damaged or returned New Indication products, (iii) rebates, chargebacks and price adjustments actually allowed or given and (iv) sales, excise, value-added and similar Taxes imposed on the sale of such New Indication products and paid by, and not refunded or refundable to, the seller thereof, all calculated in accordance with GAAP and past practice of Purchaser, consistently applied throughout the periods involved.

“New Indication” means any new therapeutic use or application for verteporfin for injection, other than wet age-related macular degeneration that is approved by the FDA after the Closing.

“New Indication Payment” shall have the meaning set forth in Section 2.8.

“Non-Responsible Party” shall have the meaning set forth in Section 7.11(c)(ii).

“Novartis” shall mean Novartis Pharma AG.

“Novartis License Agreement” shall have the meaning set forth in Section 2.2(c).

“Other PDT Intellectual Property” shall mean (i) all Intellectual Property owned by Sellers or any of their Affiliates and set forth in Section 1.1(b) of the Sellers Disclosure Letter, and (ii) all Intellectual Property owned by Sellers or any of their Affiliates relating to, claiming, covering, or used or held or intended for use by Sellers or any of their Affiliates with respect to lemuteporfin, including for researching, developing, commercializing, manufacturing, packaging, marketing, importing, distributing and selling lemuteporfin.

“Outside Date” shall have the meaning set forth in Section 9.1(c)(ii).

“Party” shall mean Purchaser or any Seller individually, as the context so requires, and the term “Parties” shall mean, collectively, Sellers and Purchaser.

“Patents” shall mean patents and applications therefor in any country or jurisdiction (including the underlying inventions), including all provisionals, Patent Cooperation Treaty filings, inventors certificates, utility models, non-provisionals, divisionals, continuations, continuations-in-part, requests for continuing examination, substitutions, reexaminations and reissues, and all extensions and renewals of any of the foregoing.

“Permitted Liens” shall mean (i) those Liens set forth in Section 1.1(c) of the Sellers Disclosure Letter; (ii) Liens released prior to Closing, (iii) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ or other like Liens and security obligations incurred in the ordinary course of business that are not delinquent; (iv) Liens, including title defects or irregularities affecting the Purchased Assets, that, individually and in the aggregate, do not and would not be reasonably expected to materially detract from the value or materially impair the use of the property subject thereto or make such property unmarketable; and (v) all conditions or restrictions on either Seller contained in any Transferred Intellectual Property License or any other Assumed Contract that do not adversely affect the Business in any material respect.

“Person” shall mean an individual, a limited liability company, a joint venture, a corporation, a partnership, an association, a Governmental Authority, a trust or any other entity or organization.

“Product” shall mean verteporfin for injection, sold under the trade name of Visudyne, and any line extensions of or other modifications to Visudyne in existence as of the Closing Date.

“Product Registrations” shall have the meaning set forth in Section 5.8(b).

“Product Specifications” shall mean the (i) formulation, percentages and specifications of ingredients used to manufacture the Product, and (ii) processes and specifications used for the design, composition, manufacture, packaging, labeling, product safety assurance, quality control, storage and shipping of the Product.

“Purchase Orders” shall mean orders for the Product or Laser received by Sellers or any of their Affiliates prior to the Closing.

“Purchase Price” shall have the meaning set forth in Section 2.5.

“Purchased Assets” shall have the meaning set forth in Section 2.1.

“Purchaser” shall have the meaning set forth in the Preamble of this Agreement.

“Purchaser Indemnified Party” shall have the meaning set forth in Section 8.1.

“Purchaser Lots” shall mean those lots of a Product sold in their entirety after the Closing.

“QLTI” shall have the meaning set forth in the Preamble of this Agreement.

“QOI” shall have the meaning set forth in the Preamble of this Agreement.

“Registered Intellectual Property” shall mean all Transferred Intellectual Property that has been or is issued by, registered with or renewed by (or is subject to an application for any of the foregoing) any Governmental Authority or domain name registrar, in each case, as of the date of this Agreement.

“Registration Information” shall mean all non-financial Books and Records in the Sellers’ possession or control relating to the Product Registrations and the Laser Registrations, including all correspondence between Sellers or any of their Affiliates or Representatives and the applicable Governmental Authority, all currently approved or required packaging or labeling and any other existing files and dossiers, in each case to the extent relating to any Product Registration or any Laser Registration or to the underlying data or information used to support, maintain or obtain marketing authorization of the underlying Product or Laser, including all analytical, clinical and pre-clinical, adverse event/reaction (including notice and response), product complaint (including product complaint inquiry and response), medical (including medical inquiry and response), regulatory, pharmacovigilance, pharmaceutical development and technical information and data, and all product development and technical (research and development) files in support thereof, provided, however, that any attorney work product, attorney-client communications and other items protected by privilege shall be excluded therefrom.

“Regulatory Agency” shall have the meaning set forth in Section 5.15(a).

“Representatives” shall mean, with respect to each Party, its and its Affiliates’ respective parents, directors, officers, employees, attorneys, accountants, representatives, financial advisors, consultants, agents and others acting on their behalf.

“Responsible Party” shall have the meaning set forth in Section 7.11(c)(ii).

“Restrictive Covenants” shall have the meaning set forth in Section 7.15.

“Retained Liabilities” shall have the meaning set forth in Section 2.4.

“Seller” or “Sellers” shall have the meaning set forth in the Preamble of this Agreement.

“Seller Fundamental Representations” shall mean, collectively, the representations and warranties of Seller contained in Sections 5.1 (Organization), 5.2 (Authority; Binding Effect), 5.11 (Title to Purchased Assets) and 5.18 (Brokers).

“Seller Indemnified Party” shall have the meaning set forth in Section 8.2.

“Seller Lots” shall mean those lots of a Product sold in their entirety prior to the Closing.

“Seller Names” shall mean the names and logos set forth in Section 2.2(f) of the Sellers Disclosure Letter.

“Sellers Disclosure Letter” shall mean the written disclosure letter delivered separately by Sellers to Purchaser concurrently with the execution and delivery of this Agreement.

“Sellers’ Knowledge” shall mean the actual knowledge of each of the persons listed in Section 1.1 of the Sellers Disclosure Letter after due inquiry of his or her direct management-level reports, but without conducting any other special search or other inquiry.

“Tax Allocation Provisions” shall have the meaning set forth in Section 2.6(a).

“Tax Return” shall mean any return, report, declaration, information return, statement or other document filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Taxes” shall mean all taxes, charges, duties, fees, levies or other assessments, including income, gross receipts, windfall profits, activity, excise, property, real estate, ad valorem, sales or use, value added, profits, license, withholding (with respect to compensation or otherwise), payroll, employment, net worth, capital gains, transfer, stamp, duty, license, estimated, severance, withholding, social security, environmental, occupation, franchise and similar taxes, customs and duties, including any interest, penalties and additions attributable thereto and any interest in respect of such additions or penalties, and all amounts payable pursuant to an agreement or arrangement with respect to taxes.

“Taxing Authority” shall mean any Governmental Authority exercising any authority to impose, regulate or administer the imposition of Taxes.

“Third-Party Claim” shall have the meaning set forth in Section 8.3.

“Transfer Taxes” shall mean all transfer, documentary sales, use, value-added, gross receipts, stamp, registration or similar transfer Taxes incurred in connection with the transfer and sale of the Purchased Assets as contemplated by the terms of this Agreement, including any harmonized sales tax or goods and services tax and all recording or filing fees and other similar costs of Closing that may be imposed, payable, collectible or incurred.

“Transferred Copyrights” shall mean, collectively, all Copyrights owned by Sellers or any of their Affiliates and relating to, or used with respect to, the Product or the Laser prior to the Closing.

“Transferred Domain Names” shall mean, collectively, all Domain Names owned by Sellers or any of their Affiliates and used with respect to the Product or the Laser prior to the Closing, including all Domain Names including any Transferred Marks and those Domain Names set forth in Section 5.10(a) of the Sellers Disclosure Letter. For clarity, the Purchaser acknowledges that the www.visudyne.com domain name is not owned by Sellers but is licensed by QLTI under and subject to the terms, conditions and limitations set forth in the Novartis License Agreement.

“Transferred Governmental Authorizations” shall have the meaning set forth in Section 2.1(b).

“Transferred Intellectual Property” shall mean, collectively, (i) Product Specifications and Laser Specifications (and any Intellectual Property therein) owned by Sellers or any of their Affiliates, (ii) Transferred Copyrights, (iii) Transferred Domain Names, (iv) Transferred Know-How, (v) Transferred Patents, (vi) Transferred Marks, (vii) Other PDT Intellectual Property, and (viii) any other Intellectual Property owned by Sellers or any of their Affiliates and relating to, or used with respect to the Purchased Assets prior to the Closing.

“Transferred Intellectual Property Licenses” shall mean, collectively, all licenses and agreements set forth in Section 5.10(a) of the Sellers Disclosure Letter.

“Transferred Know-How” shall mean, collectively, all Know-How owned by Sellers or any of their Affiliates relating to, or used or held or intended for use by Sellers or any of their Affiliates with respect to the Product or the Laser and necessary or useful for Purchaser to provide for the manufacturing, development, commercialization, packaging and/or labeling of the Product or the Laser, as applicable, and/or to research, develop, commercialize, market and sell the Product or the Laser, as applicable, following the Closing.

“Transferred Marks” shall mean, collectively, all Marks owned by Sellers or any of their Affiliates relating to, or used with respect to the Product or the Laser by Sellers or any of their Affiliates prior to the Closing, including those set forth in Section 5.10(a) of the Sellers Disclosure Letter. For clarity, the Purchaser acknowledges that the “Visudyne” mark is not owned by Sellers but is licensed by QLTI under and subject to the terms, conditions and limitations set forth in the Novartis License Agreement.

“Transferred Patents” shall mean, collectively, all Patents owned by Sellers or any of their Affiliates relating to, claiming or covering the Product or the Laser (including researching, developing, commercializing, manufacturing, packaging, marketing, importing, distributing and selling the Product or the Laser), including those set forth in Section 5.10(a) of the Sellers Disclosure Letter.

“Transition Lots” shall mean those lots of finished and labeled Product partially sold prior to the Closing and partially sold at or following the Closing.

“United States” and “U.S.” shall mean the United States of America and its territories, commonwealths and possessions.

“Warranties” shall have the meaning set forth in Section 2.1(i).

1.2 Other Definitional Provisions.

(a) The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c) The terms “U.S. dollars” and “$” shall mean lawful currency of the United States.

(d) The words “include,” “includes” and “including” and words of similar import will be by way of example rather than by limitation.

(e) When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article or a Section of, or an Exhibit to, this Agreement unless otherwise indicated.

Article II.

Purchase and Sale

2.1 Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth herein, at the Closing, Sellers shall, or shall cause one or more of their Affiliates to, sell, convey, assign, transfer and deliver to Purchaser or its Affiliated designee, and Purchaser or its Affiliated designee shall purchase and acquire from Sellers or any of their Affiliates, free and clear of all Liens other than Permitted Liens, all of Sellers’ and each of their Affiliates’ right, title and interest in and to the following assets (collectively, the “Purchased Assets”):

(a) the Product and the Laser;

(b) all Product Registrations and, if applicable, any application with respect to the Laser Registrations, each as listed in Section 2.1(b) of the Sellers Disclosure Letter and all Registration Information used with respect to the Product and the Laser held by Sellers or any of their Affiliates prior to the Closing to the extent transferable (collectively, the “Transferred Governmental Authorizations”);

(c) the Transferred Intellectual Property;

(d) the Transferred Intellectual Property Licenses;

(e) all Assumed Contracts;

(f) all equipment listed in Section 2.1(f) of the Sellers Disclosure Letter;

(g) a copy of the portion of Books and Records relating to the Product, the Laser or the Purchased Assets, including the Registration Information, (other than Tax records) created on or after January 1, 2010 and all files, documents, books, records, lists, procedures, manuals and other materials created before January 1, 2010 which are necessary for regulatory compliance by Purchaser or otherwise material; provided, however, that (i) Sellers may retain copies of any such Books and Records to the extent necessary for tax, accounting, regulatory, compliance or litigation purposes, or to perform and discharge the Retained Liabilities and their obligations under this Agreement, or if such Books and Records are part of Books and Records that contain information with respect to any Excluded Asset or Retained Liability; (ii) such purchased Books and Records shall not include any litigation files or other files or documents protected by attorney-client privilege; and (iii) at least thirty (30) days prior to destroying or disposing of any such Books and Records, Sellers shall provide Purchaser with a list or description of the nature of all such Books and Records that it intends to destroy or dispose of as such list or description exists in the Sellers’ record management system or, with respect to records not yet archived at the time notice of destruction is given, containing a similar level of detail, and, if Purchaser notifies Sellers within that thirty (30) day period that it wishes to receive some or all of such Books and Records, Sellers shall deliver to Purchaser all such Books and Records requested by Purchaser in its notice;

(h) all guarantees, warranties, indemnities and similar rights that have heretofore been made by any predecessors in title or any third party manufacturers, suppliers, contractors and other third parties relating to the Purchased Assets, except to the extent any such rights are not transferable without consent and are described on Section 2.1(h) of the Sellers Disclosure Letter (collectively, the “Warranties”);

(i) all rights to telephone and facsimile numbers listed in Section 2.1(i) of the Sellers Disclosure Letter;

(j) all rights under Purchase Orders which are not fully satisfied on or prior to the Closing Date; and

(k) all Inventories.

2.2 Excluded Assets. Purchaser acknowledges and agrees that it is not acquiring any right, title or interest in, to or under any of the following assets (collectively, the “Excluded Assets”):

(a) all Cash and Cash Equivalents;

(b) all Accounts Receivable;

(c) all rights to receive royalties from Novartis under the terms of the Amended and Restated PDT Product Development, Manufacturing and Distribution Agreement and QLTI dated October 16, 2009 (the “Novartis License Agreement”), including any Third Party Royalties (as defined in the Novartis License Agreement) for (i) each calendar quarter ending on or before the Closing Date regardless of whether the royalty payable with respect to such quarter has been determined or invoiced and (ii) any portion of a calendar quarter that includes the Closing Date, the amount of which royalty payable in that quarter up to and including the Closing Date to be determined by multiplying the total royalty payable for such quarter by a fraction, the numerator of which is the number of days in such quarter ending on the Closing Date and the denominator of which is total number of days of such quarter;

(d) all losses, loss carryforwards or rights to receive refunds, credits or loss carryforwards with respect to any Taxes of Sellers or any of their Affiliates;

(e) (i) all Books and Records other than those described in Section 2.1(g) and (ii) any personnel records;

(f) all current and prior insurance policies and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

(g) all Seller Names (subject to the license set forth in Section 7.6);

(h) all real estate owned or leased by Sellers or any of their Affiliates;

(i) all fixtures and furniture whatsoever;

(j) all equipment other than that described under Section 2.1(f);

(k) all assets not expressly included in the Purchased Assets;

(l) all Contracts set forth in Section 2.2(l) of the Sellers Disclosure Letter (the “Excluded Contracts”);

(m) the pre-market approval listed in Section 2.2(m) of the Sellers (the “Excluded Registration”); provided, however, Sellers shall, or shall cause one or more of their Affiliates to, at any time after Sellers have filed the supplemental pre-market approval for the Laser, upon the reasonable request of Purchaser, promptly convey, assign, transfer and deliver to Purchaser the Excluded Registration to the extent and in the manner permitted by applicable Law, in which case the Excluded Registration shall be a Purchased Asset hereunder; and

(n) all rights, claims or credits of Sellers or any of their Affiliates to the extent relating to any of the foregoing Excluded Assets or any Retained Liability, including any guarantees, warranties, indemnities and similar rights in favor of Sellers or any of their Affiliates to the extent relating to any of the foregoing Excluded Assets or any Retained Liability.

2.3 Assumed Liabilities. Upon the terms and subject to the conditions set forth herein, Purchaser agrees, effective at the Closing, to assume and thereafter to satisfy and discharge the following (the “Assumed Liabilities”): (i) all Liabilities arising or to be performed after the Closing Date under the Assumed Contracts or the Purchase Orders, but excluding any Liability (a) relating to defaults thereunder occurring on or prior to the Closing Date; (b) arising out of any breach by Sellers or any of their Affiliates on or prior to the Closing Date of any representation or warranty contained therein; (c) except as relating to Purchase Orders, that Sellers or any of their Affiliates were obligated to perform or discharge on or prior to the Closing Date; or (d) resulting from Product or Lasers sold by Seller on or prior to the Closing Date; (ii) all Liabilities resulting from Product or Lasers sold by Purchaser or its Affiliates after the Closing Date; and (iii) all obligations arising after the Closing Date to Massachusetts Eye and Ear Infirmary pursuant to the Final Judgment in Civil Action N. 00-10783-WGY rendered on July 10, 2007.

2.4 Retained Liabilities. Sellers and their Affiliates shall retain and, as between Sellers and Purchaser, be solely responsible for all Liabilities of Sellers and Liabilities related to the Business and the Purchased Assets other than the Assumed Liabilities, including the following (collectively, the “Retained Liabilities”):

(a) all Liabilities to customers, suppliers or other third parties relating to the Purchased Assets arising or incurred on or prior to the Closing Date, other than Assumed Liabilities;

(b) (i) all product Liabilities, including those related to consumer fraud and economic loss, resulting from finished Product or Lasers sold by Sellers or any of their Affiliates on or prior to the Closing Date (other than pursuant to this Agreement); (ii) all Liabilities for any recall or post-sale warning in respect of Product or Lasers sold by Sellers or any of their Affiliates on or prior to the Closing Date (other than pursuant to this Agreement); (iii) all Liabilities relating to the Product or the Laser arising out of or relating to Legal Proceedings, irrespective of the legal theory asserted, (A) to the extent commenced on or prior to the Closing Date (other than additional claims asserted after the Closing Date, which shall be deemed commenced after the Closing Date and governed by clause (B) below), and (B) if commenced after the Closing Date, to the extent relating to any period of time or the Product or Laser sold by Sellers or any of their Affiliates on or prior to the Closing Date; (iv) all Liabilities arising out of or relating to the infringement, misappropriation or other violation by Sellers or any of their Affiliates on or prior to the Closing Date of any Intellectual Property of any third party in connection with the Product or the Laser; and (v) all Liabilities arising or to be performed under the Excluded Contracts;

(c) subject to Section 2.3, all Liabilities arising out of or relating to any Assumed Contract other than the Purchase Orders, to the extent Sellers or any of their Affiliates was obligated to perform or discharge such Liabilities on or prior to the Closing Date;

(d) all Liabilities to the extent related to the Excluded Assets;

(e) all intragroup Liabilities of Sellers or any of their Affiliates;

(f) all Liabilities to or in respect of the employment of any current or former employee, officer or director of Sellers or any of their Affiliates and all Liabilities with respect to any compensation or benefit plans of Sellers or any of their Affiliates;

(g) all Liabilities for (i) Taxes of Sellers (or any shareholder or Affiliate thereof) or relating to the Purchased Assets or the Assumed Liabilities for which Seller is liable pursuant to Section 2.7 and (ii) other Taxes of Sellers (or any shareholder or Affiliate thereof) of any kind or description, including any Liability for Taxes that might otherwise become a Liability of or be asserted against Purchaser as a transferee or successor by contract or otherwise; and

(h) all other Liabilities arising out of or relating to the Purchased Assets, including the use, ownership, possession, operation, sale or lease of the Product, the Laser or the Purchased Assets, to the extent such Liabilities are attributable to Sellers or any of their Affiliates’ action or failure to act prior to Closing, other than the Assumed Liabilities.

2.5 Purchase Price. In consideration of the sale and transfer of the Purchased Assets, Purchaser shall pay or cause to be paid $112,500,000 (the “Closing Purchase Price”) on the Closing Date plus the earn-outs, if any, as set forth below in Sections 2.5(b), (c) and (d) (collectively, the “Purchase Price”) plus all Transfer Taxes due at the time of such payments.

(a) Purchaser shall pay or cause to be paid to Sellers the Closing Purchase Price as follows:

(i) Sixty Two Million Five Hundred Thousand Dollars ($62,500,000) minus one half of the Escrow Amount shall be paid in respect of the Purchased Assets other than those referenced in Section 2.5(a)(ii) by wire transfer of immediately available funds in accordance with written instructions given to Purchaser by QLTI;

(ii) Fifty Million Dollars ($50,000,000) minus one half of the Escrow Amount shall be paid in respect of the rights to receive royalties from Novartis under the terms of the Novartis License Agreement and all rights and obligations relating to the sale of the Product to Novartis by wire transfer of immediately available funds in accordance with written instructions given to Purchaser by QLTI; and

(iii) the Escrow Amount shall be deposited by or on behalf of Purchaser with the Escrow Agent, for the benefit of Sellers in accordance with Section 2.12.

(b) If applicable, Purchaser shall pay or cause to be paid to QLTI the New Indication Payments as set forth in Section 2.8.

(c) If applicable, Purchaser shall pay or cause to be paid to QLTI the Net Royalties in accordance with the terms set forth in Section 2.10.

(d) If applicable, Purchaser shall pay or cause to be paid to QLTI the Laser Earn-out Payment as set forth in Section 2.11.

(e) From and after the Closing Date, Purchaser shall assume and thereafter satisfy and discharge the Assumed Liabilities.

2.6 Allocation of Purchase Price.

(a) Section 2.6 of the Sellers Disclosure Letter (the “Asset Allocation Schedule”) sets forth a preliminary allocation for all Tax purposes of the Purchase Price (including, for these purposes, any other consideration paid to the Sellers hereunder, including any Assumed Liabilities) to the Purchased Assets (and any other assets deemed acquired by Purchaser pursuant to Section 1060 of the Code and the Treasury Regulations thereunder, if applicable (the “Tax Acquisition Provisions”)), which Asset Allocation Schedule may be adjusted prior to or following Closing by the mutual agreement of the parties. It is understood that the Asset Allocation Schedule is intended to comply with the allocation requirements of the Tax Acquisition Provisions. Purchaser and Sellers shall file all their respective federal, state, local and foreign Tax Returns (including Internal Revenue Service Form 8594, if applicable) in accordance with the Asset Allocation Schedule, as finally agreed by Purchaser and Sellers or as determined under Section 2.6(b). Purchaser and Sellers shall provide the other promptly with any other information required to complete such Tax Returns.

(b) If Sellers and Purchaser are unable to agree on a final Asset Allocation Schedule in accordance with Section 2.6(a), then Sellers and Purchaser shall submit the Asset Allocation Schedule to a mutually-agreed independent accounting firm (the “Accounting Firm”) for resolution. The Accounting Firm shall act as an arbitrator to determine, based solely on information provided by Sellers and Purchaser, and not by independent review, only those issues in dispute with respect to the Allocations. The Accounting Firm shall decide whether the valuation and related allocation of Purchaser, on the one hand, or Sellers, on the other, is more consistent with applicable Law (and, for the avoidance of doubt, shall not reach any intermediate conclusion). Notwithstanding the foregoing, the final allocation determined by the Accounting Firm shall not materially change, in the aggregate, the preliminary allocation agreed to by the Parties. The decision of the Accounting Firm shall be final and binding, shall be in accordance with the provisions of this Section 2.6 and shall be the exclusive remedy of the Parties with respect to any disputes arising with respect to the Asset Allocation Schedule. Each Party shall pay one-half the Accounting Firm’s fees, costs and expenses. Any subsequent allocations necessary as a result of payments made pursuant to this Agreement shall be made in a manner consistent with the Asset Allocation Schedule as finally determined pursuant to this Section 2.6.

(c) For all Tax purposes, Sellers and Purchaser agree (i) to report, and cause their respective Affiliates to report, the transactions contemplated by this Agreement in a manner consistent with the Asset Allocation Schedule, which shall be binding upon Sellers and Purchaser and their respective Affiliates, and (ii) not to take any position in respect of the Purchased Assets inconsistent therewith in any future Tax Return, Tax filing or Tax refund claim.

(d) In the event that any Taxing Authority disputes the Allocation, each Party shall promptly notify the other Parties in writing of the nature of such dispute.

2.7 Tax Matters.

(a) Seller Liability for Taxes. Sellers shall be liable for (i) any Taxes imposed with respect to the Purchased Assets or the Assumed Liabilities or any income or gain derived with respect thereto for the taxable periods, or portions thereof, ending on or before the Closing Date, and (ii) Losses directly or indirectly relating to or arising out of any liability for Taxes imposed with respect to the Purchased Assets or the Assumed Liabilities or any income or gain derived with respect thereto for the taxable periods, or portions thereof, ended on or before the Closing Date.

(b) Purchaser Liability for Taxes. Purchaser shall be liable for (i) any Taxes imposed with respect to the Purchased Assets or the Assumed Liabilities or any income or gains derived with respect thereto for any taxable period, or portion thereof, beginning after the Closing Date and (ii) Losses directly or indirectly relating to or arising out of any liability for Taxes imposed with respect to the Purchased Assets or the Assumed Liabilities or any income or gains derived with respect thereto for any taxable period, or portion thereof, beginning after the Closing Date.

(c) Proration of Taxes. To the extent necessary to determine the liability for Taxes for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the taxable year or period ending on the Closing Date ended as of the close of business on the Closing Date, except that those taxes and exemptions, allowances or deductions that are calculated on an annual basis shall be prorated on a time basis. Notwithstanding the forgoing, for the purpose of determining the proration of any branded prescription drug fee (applicable to manufacturers and importers of branded prescription drugs under the Patient Protection and Affordable Care Act of 2010), the sales base used to calculate the liability for such Taxes shall be the sales base that would be applicable if the Product were the only product being sold by the Sellers or Purchasers, as applicable.

(d) Tax Returns. Sellers shall file or cause to be filed when due all material Tax Returns that are required to be filed by Sellers with respect to the Purchased Assets or the

Assumed Liabilities for taxable years or periods ending on or before the Closing Date and shall pay any Taxes due in respect of all such Tax Returns, and Purchaser shall file or cause to be filed when due all material Tax Returns that are required to be filed by Purchaser with respect to the Purchased Assets or the Assumed Liabilities for taxable years or periods ending after the Closing Date and shall remit any Taxes due in respect of all such Tax Returns. Sellers shall pay Purchaser any Taxes with respect to which Sellers are liable pursuant to Section 2.7(a) (but which are payable with Tax Returns to be filed by Purchaser pursuant to the previous sentence) within ten (10) days prior to the due date for the filing of such Tax Returns.

(e) Transfer Taxes. Purchaser shall be liable for all Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby. Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared by the Party primarily responsible under applicable local Law for filing such Tax Returns, and such Party will use its reasonable best efforts to provide such Tax Returns to the other Parties at least ten (10) Business Days prior to the date such Tax Returns are due to be filed. Such Tax Returns shall be prepared consistent with the Asset Allocation Schedule pursuant to Section 2.6. Purchaser and Sellers shall cooperate in the timely completion and filing of all such Tax Returns. Each Party shall cooperate and otherwise take commercially reasonable efforts to obtain appropriate exemptions for or refunds of such Transfer Taxes and to minimize any such Transfer Taxes.

2.8 New Indication Payments.

(a) Upon FDA approval of a New Indication and for a period of ten (10) years thereafter, or until the expiration of the last “orange book” listed patent for the Product, whichever is longer, as part of the Purchase Price, Purchaser shall pay to QLTI a royalty of [***] of Net Sales (the “New Indication Payment”) which are attributed to such New Indication. Purchaser shall notify Sellers within ten (10) days of receipt of FDA approval of a New Indication.

(b) Following the first commercial sale of a New Indication of the Product, on the twentieth (20th) day following the end of the each calendar quarter, Purchaser shall provide to QLTI reasonable details of all Net Sales for purposes of determining whether a New Indication Payment is due pursuant to Section 2.8(a).

(c) Upon the written request of QLTI, Purchaser shall permit QLTI’s internal auditor or independent public accountant to have access during normal business hours to such records of the Purchaser and its Affiliates as may be reasonably necessary to verify the accuracy of the information provided under Section 2.8(b). All such verifications shall be conducted at QLTI’s expense (except as provided below) and not more than once in each year. In the event QLTI’s auditor or accountant concludes that additional New Indication Payments were owed to QLTI during such period, the additional New Indication Payments shall be paid by Purchaser within thirty (30) days of the date QLTI delivers to the Purchaser such auditor or accountant’s written report so concluding. The fees charged by such auditor or accountant shall be paid by QLTI unless the audit discloses that the New Indication Payments payable by the Purchaser for the calendar year are incorrect by more than five percent (5%), in which case the Purchaser shall pay the reasonable fees and expenses charged by such auditor or accountant.

2.9 Reserved.

2.10 Net Royalties. Purchaser shall pay or cause to be paid to QLTI up to Five Million Dollars ($5,000,000) with respect to each calendar year commencing January 1, 2013 and up to Fifteen Million Dollars ($15,000,000) of Net Royalties in the aggregate as follows: (i) Purchaser shall be entitled to retain the first Eight Million Five Hundred Thousand Dollars ($8,500,000) of Net Royalties with respect to each calendar year, (ii) QLTI shall be entitled to receive from Purchaser the next Five Million Dollars ($5,000,000) of Net Royalties with respect to such calendar year and (iii) Purchaser shall be entitled to retain all Net Royalties in excess of Thirteen Million Five Hundred Thousand Dollars ($13,500,000) with respect to such calendar year. “Net Royalties” shall mean all royalties or similar payments received by Purchaser, its Affiliates, assigns or successors either (a) pursuant to the Novartis License Agreement from Novartis or (b) from any third party in respect of any sales of the Product outside of the United States, net of any royalties paid or payable by Purchaser (and which are not reimbursed to Purchaser by Novartis or such third party) to either (i) The University of British Columbia or its assigns pursuant to the terms of the Amended and Restated License Agreement dated December 14, 2007 (without giving effect to any increased royalty rate under any amendments to such license agreement the Purchaser may agree to after the Closing Date), or (ii) Massachusetts Eye and Ear Infirmary pursuant to the Final Judgment in Civil Action N. 00-10783-WGY rendered on July 10, 2007, in each case only in respect of the same Product sales outside of the United States to which such royalty payment from Novartis or such third party actually relates. If the Purchaser, its Affiliates, assigns or successors sell directly (rather than through Novartis or another third party licensee(s)) the Product in one or more countries outside of the United States, then, for the purpose of determining the amounts payable to QLTI under this Section 2.10, in addition to amounts calculated in accordance with the foregoing sentence, “Net Royalties” shall be deemed to be increased by the amount that Novartis would have paid the Purchaser on such sales if those sales had been made by Novartis and royalties had been actually received thereon by Purchaser from Novartis under the terms of the Novartis License Agreement. Purchaser agrees that it shall use commercially reasonable efforts to collect all royalties payable to Purchaser pursuant to the Novartis License Agreement and shall not amend or revise the Novartis License Agreement in any manner that would adversely affect the amount of the Net Royalties payable thereunder or the amounts payable to QLTI hereunder.

2.11 Laser Earn-out Payment. Upon receipt of all Laser Registrations required for commercial sale of the Laser in the U.S., Purchaser shall promptly pay to QLTI the following amount (such amount, the “Laser Earn-out Payment”): (i) Five Million Dollars ($5,000,000) if all such Laser Registrations have been duly obtained on or prior to December 31, 2013, (ii) Two Million Five Hundred Thousand Dollars ($2,500,000) if all such Laser Registrations have been duly obtained in the period from and after January 1, 2014 and before January 1, 2015, or (iii) Zero Dollars ($0) if all such Laser Registrations are obtained thereafter. Purchaser agrees that it shall use commercially reasonable efforts to promptly obtain all Laser Registrations.

2.12 Escrow Fund.

(a) On or prior to the Closing Date, Purchaser, Sellers and an escrow agent mutually selected by the Parties (the “Escrow Agent”) shall enter into an escrow agreement (the

“Escrow Agreement”) in a form reasonably agreed to between the Parties using good faith efforts between the date of this Agreement and the Closing Date.

(b) On the Closing Date, Purchaser shall deposit, or shall cause to be deposited, with the Escrow Agent, for the benefit of Sellers, an amount equal to Seven Million Five Hundred Thousand Dollars $7,500,000 (the “Escrow Amount”).

(c) The Escrow Amount, together with any and all income thereon and other proceeds thereof, shall be referred to hereinafter as the “Escrow Fund”. The Escrow Fund shall be held in an escrow account by the Escrow Agent in accordance with the Escrow Agreement and shall be available to compensate Purchaser for certain Losses as provided in Article VIII and otherwise as expressly provided in this Agreement. To the extent not used for such purposes, the Escrow Fund shall be released as provided in Article VIII and the Escrow Agreement.

(d) Within three (3) Business Days after the date that is twelve (12) months after the Closing Date, the Escrow Agent will release to Sellers an amount equal to the Escrow Amount less the aggregate amount of any pending, unresolved claims.

(e) The Escrow Agreement shall provide that for U.S. income tax purposes, the Escrow Amount shall be treated as owned by Sellers and all investment earnings and other income earned with respect to the Escrow Amount while held by the Escrow Agent shall be treated as earned by Sellers.

2.13 Royalty Reports.

(a) If Purchaser receives any royalty report with respect to any royalties received from Novartis under the Novartis License Agreement for any calendar quarter ending on or before the Closing Date, Purchaser shall provide such royalty report to QLTI within five (5) days of receipt thereof and QLTI shall have the right to submit to Novartis an invoice in respect of and to be paid directly the royalty payment due for such calendar quarter.

(b) If Purchaser receives any royalty report with respect to any royalties received from Novartis under the Novartis License Agreement for any calendar quarter that includes the Closing Date, Purchaser shall (i) submit directly to Novartis an invoice in respect of the royalty payment due for such calendar quarter and (ii) provide to QLTI a copy of such invoice together with the royalty report provided by Novartis within ten (10) days of receipt thereof. Purchaser shall pay to QLTI any amounts due under Section 2.2(c) within ten (10) days of receipt of a royalty payment from Novartis under the Novartis License Agreement for the calendar quarter that includes the Closing Date.

(c) From and after the Closing Date and until the date on which Purchaser has paid or caused to be paid to QLTI an aggregate amount equal to Fifteen Million Dollars ($15,000,000) pursuant to Section 2.10, if Purchaser receives any royalty report with respect to royalties received from Novartis under the Novartis License Agreement for any calendar quarter commencing on or after January 1, 2013, Purchaser shall (i) submit directly to Novartis an invoice in respect of the royalty payment due for such calendar quarter, (ii) provide to QLTI a copy of such invoice together with the royalty report provided by Novartis within ten (10) days of receipt thereof and (iii) provide to QLTI a reasonably detailed report with respect to any royalties paid or payable by Purchaser to the University of British Columbia and Massachusetts Eye and Ear Infirmary in respect of the Product and any such amounts that are reimbursed or reimbursable by Novartis. Purchaser shall pay to QLTI any amounts due pursuant to Section 2.10 within forty-five (45) days of receipt of a royalty payment from Novartis under the Novartis License Agreement. Purchaser shall report to QLTI on any other Net Royalties received by Purchaser from third parties (other than Novartis) or from direct Product sales outside of the U.S. in order to permit QLTI to verify the accuracy of the payments under Section 2.10, such reporting to be at such time, in such detail and subject to such audit rights in favor of QLTI as applicable to New Indication Payments under Sections 2.8(b) and (c).

Article III.

Closing

3.1 Closing Date. The Closing shall take place at 10:00 a.m., New York City time, on the third (3rd) Business Day after the satisfaction or waiver of the conditions precedent to Closing specified in Article IV, at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, or at such other time and place as the Parties may mutually agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.”

3.2 Closing Deliverables.

(a) At the Closing, Sellers shall deliver, or cause to be delivered, to Purchaser:

(i) a certificate of Sellers, dated the Closing Date and signed by a senior officer of QLTI, certifying the fulfillment of the conditions set forth in Sections 4.2(a), 4.2(b) and 4.2(c);

(ii) written evidence, in form reasonably satisfactory to Purchaser, of the release of all Liens on any Purchased Assets, other than Permitted Liens;

(iii) executed counterparts to the Ancillary Agreements to which any Sellers are a party; and

(iv) written evidence, in form reasonably satisfactory to Purchaser, of the obtaining of the consents required by Section 4.2(d).

(b) At the Closing, Purchaser shall deliver, or cause to be delivered, to Sellers:

(i) the Closing Purchase Price pursuant to Section 2.5;

(ii) a certificate from Purchaser, dated the Closing Date and signed by a senior officer of Purchaser, certifying the fulfillment of the conditions set forth in Sections 4.3(a) and 4.3(b); and

(iii) executed counterparts to each Ancillary Agreement to which Purchaser is a party.

Article IV.

Conditions to Closing

4.1 Conditions to the Obligations of Purchaser and Sellers. The respective obligations of each of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver of the following conditions precedent:

(a) There shall not (i) be in effect any applicable Law that makes illegal or enjoins or prevents in any material respect the consummation of the transactions contemplated by this Agreement or (ii) have been commenced and be continuing any action or proceeding by any Governmental Authority of competent jurisdiction that seeks to make illegal, enjoin or prevent in any respect the transactions contemplated by this Agreement.

(b) All Governmental Authorizations necessary for the consummation of the transactions contemplated hereby or by any Ancillary Agreements shall have been obtained, or the waiting periods (and any extensions thereof) under applicable Competition Laws shall have expired or been terminated, including the expiration or termination of any waiting periods required under the Competition Laws.

4.2 Conditions to the Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver of the following additional conditions precedent:

(a) The representations and warranties of Sellers contained in this Agreement shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Sellers prior to or on the Closing Date.

(c) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(d) All consents listed in Section 4.2(d) of the Sellers Disclosure Letter shall have been received.

4.3 Conditions to the Obligations of Sellers. The obligation of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver of the following additional conditions precedent:

(a) The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all respects (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Purchaser shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

4.4 Consent of Third Parties. On the Closing Date, Seller shall assign to Purchaser, and Purchaser will assume, the Assumed Contracts, in each case to the extent permitted by, and in accordance with, applicable Law. Notwithstanding anything herein to the contrary, but subject to Purchaser’s rights under Section 4.2, if the assignment or assumption of all or any portion of any rights or obligations under any Assumed Contract shall require the consent of any other party thereto or any other third party that has not been obtained prior to the Closing Date, this Agreement shall not constitute an agreement to assign, license, sublicense, lease, sublease, convey or otherwise transfer any rights or obligations under any such Assumed Contract if an attempted assignment without any such consent would constitute a breach or violation thereof, unless and until such consent is obtained. In order, however, to seek to provide Purchaser the full realization and value of every Assumed Contract of the character described in the immediately preceding sentence (i) as soon as practicable after the Closing, Sellers and Purchaser shall cooperate, in all commercially reasonable respects, to obtain any necessary consents to the assignment of such Assumed Contracts, provided that no Party shall be required to make any material payments or agree to any material undertakings in connection therewith, [***], and (ii) until the earliest of: (a) the date all such consents are obtained, (b) the date all such Assumed Contracts expire or are terminated or (c) the date which is twelve (12) months from the Closing Date, Sellers and Purchaser shall cooperate, in all commercially reasonable respects, to provide to Purchaser the benefits under such Assumed Contracts (with Purchaser being entitled to all the gains and responsible for all Losses, Taxes and Liabilities realized or incurred thereunder from the Closing Date until the expiration of such period if Purchaser receives the benefits thereunder). In connection with this Section 4.4, if reasonably requested by Purchaser, Sellers shall use commercially reasonable efforts to seek to enforce for the benefit of Purchaser all reasonable claims or rights of Sellers arising under the applicable Assumed Contracts at Purchaser’s expense; provided that Purchaser shall indemnify Sellers and their Affiliates for any and all Losses arising in connection with any action by a third party arising from, in connection with or otherwise with respect to actions taken or failed to be taken by Sellers or any of their Affiliates consistent with Purchaser’s request and direction under this Section 4.4. Provided that Purchaser receives the benefits thereunder, Purchaser shall perform and comply with, at Purchaser’s cost, all of Sellers’ obligations incurred during such period under such Assumed Contracts as if Purchaser were Seller thereunder. Promptly after any required consents to assignment are obtained for any such Assumed Contracts, Sellers shall assign and transfer such Assumed Contract to Purchaser without any further payment or consideration.

Article V.

Representations and Warranties of Sellers

Sellers, jointly and severally, hereby represent and warrant to Purchaser that, except as set forth (i) in the corresponding sections or subsections of the Sellers Disclosure Letter or (ii) to the extent that the relevance and qualifying nature of a disclosure in other sections or subsections of the Sellers Disclosure Letter with respect to another section or subsection of this Article V is reasonably apparent on its face in such other sections or subsections of the Sellers Disclosure Letter:

5.1 Organization. Each Seller is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

5.2 Authority; Binding Effect.

(a) Sellers have all requisite corporate power and authority to own and operate the Purchased Assets, to execute and deliver this Agreement and the Ancillary Agreements to which any Seller is a party and to perform their obligations hereunder and thereunder. The execution and delivery by Sellers of this Agreement and, as applicable, the Ancillary Agreements and the performance by Sellers of their obligations hereunder and thereunder have been duly authorized by all requisite corporate action on the part of the applicable Seller, including by resolution or similar action duly adopted and not subsequently rescinded or modified in any way by the board of directors or comparable body of the applicable Seller approving the execution, delivery and performance of this Agreement and all Ancillary Agreements to which it is a party by such Seller. No approval by the shareholders of QTLI shall be required in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) This Agreement and each Ancillary Agreement to which any Seller is a party have been or will be duly executed and delivered by such Seller, and, assuming the valid execution and delivery by Purchaser, constitute or will constitute legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their terms.

5.3 Non-Contravention. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which a Seller is a party by such Seller, and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate any provision of the articles of incorporation or bylaws or comparable organizational documents of such Seller or any of its Affiliates; (ii) subject to obtaining the consents referred to in Section 4.2(d) of the Sellers Disclosure Letter, conflict with, violate or result in the breach of, constitute a default under or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any material right or obligation of such Seller or any of its Affiliates under any Assumed Contract, or result in the creation of any Lien (other than Permitted Liens) on any Purchased Asset; or (iii) subject to obtaining the Governmental Authorization referred to in Section 5.4, violate or result in a breach of, or constitute a default under, any applicable Law.

5.4 Governmental Authorization. Section 5.4 of the Sellers Disclosure Letter sets forth each material consent, approval, permit, Governmental Authorization, declaration or filing with, or notice to, any Governmental Authority required by or with respect to any Seller or any of its Affiliates in connection with the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby and thereby.

5.5 Financial Information. The Financial Information has been prepared in good faith from Sellers’ Books and Records and fairly presents, in all material respects, as of the dates therein specified and for the periods indicated, the net sales and product contribution (each as described therein) relating to the Purchased Assets in accordance with GAAP, except as set forth in Section 5.5 of the Seller Disclosure Letter, consistently applied throughout the periods involved.

5.6 Absence of Material Changes. Since December 31, 2011:

(a) there has not been any Material Adverse Effect; and

(b) in each case solely with respect to the Purchased Assets, no Seller or any of Affiliates of a Seller has engaged in any “channel stuffing” or any similar program, activity or other action (including any rebate, discount, chargeback or refund policy or practice) that in each case is intended or would reasonably be expected to result in purchases by customers that are materially in excess of normal customer purchasing patterns consistent with past course of dealing with Sellers or any of their Affiliates during the twelve (12) months prior to the date hereof; provided, however, that fluctuation in sales in response to seasonal demands consistent with past practice or to demands due to market or other external factors outside of Sellers’ and their Affiliates’ control shall not be deemed to violate the foregoing provision.

5.7 Legal Proceedings. As of the date hereof no Legal Proceeding that (i) would enjoin, restrict or prohibit the transfer of all or any part of the Purchased Assets, or the performance by Sellers, as contemplated by this Agreement or the Ancillary Agreements, or (ii) seeks to impose any limitation on the ability of Sellers or any of their Affiliates to operate the Business or the Purchased Assets as currently conducted, is pending against or, to Sellers’ Knowledge, threatened in writing against Sellers or any of their Affiliates. There is no Governmental Order outstanding against Sellers or any of their Affiliates, the Purchased Assets or the Business, or that imposes any limitation on the ability of Sellers or any of their Affiliates to operate the Business as currently conducted.

5.8 Compliance with Laws.

(a) Sellers and their Affiliates have been during the past three (3) years in compliance in all material respects with, and, to Sellers’ Knowledge, are not under investigation by a Governmental Authority with respect to and have not been threatened to be charged with or given written notice by a Governmental Authority of any violation in any respect of, any Law applicable to the Purchased Assets or operation of the Business.

(b) Section 5.8(b) of the Sellers Disclosure Letter sets forth all material Governmental Authorizations that have been obtained by Sellers in the United States to research, develop, commercialize, manufacture, package, market, import, distribute, or sell the Product as such activities are conducted by Sellers or any of their Affiliates as of the date hereof (the “Product Registrations”). All Product Registrations have been duly obtained and are in full force and effect, and Sellers and their Affiliates are in compliance in all material respects with each Product Registration held by them with respect to the Product.

(c) Sellers have not obtained the Governmental Authorizations in the United States necessary for commercial sale of the Laser (“Laser Registrations”).

5.9 Contracts.

(a) Section 5.9 of the Sellers Disclosure Letter sets forth a complete and accurate list of each Contract currently in effect the performance of which will involve the payment or receipt of consideration of more than $100,000, in the aggregate, relating to any of the Purchased Assets to which Sellers or any of their Affiliates is a party or is subject, or by which any of its assets are bound:

(i) that (A) limits the freedom of Sellers to compete in any line of business with any Person in any area to the extent related to the Business or the Purchased Assets or (B) contains exclusivity obligations or restrictions that limit the Sellers’ ability to conduct the Business;

(ii) with any supplier or otherwise for the purchase of API, raw materials, supplies and finished goods for the Product;

(iii) that is a sales, distribution, agency or other similar agreement providing for the sale of the Product;

(iv) providing for the development, manufacture, marketing, acquisition or sale of the Laser or any component thereof;

(v) providing for or otherwise relating to (A) the right of any Person to return Product or Lasers or (B) the payment of Government Rebates, Commercial Rebates or Chargeback Claims with respect to the Product;

(vi) relating to the acquisition, transfer, use, development or license of any Transferred Intellectual Property;

(vii) that is a Transferred Intellectual Property License;

(viii) with any Governmental Authority;

(ix) that requires a consent to or otherwise contains a provision relating to a “change of control”, or that would prohibit or delay the transactions contemplated by this Agreement or that would trigger, give rise to, accelerate or augment any material Liabilities or terminate or modify any material rights of Sellers as a result of the consummation of the transactions contemplated by this Agreement; and

(x) regarding research or further development of the Product or the Laser, including clinical trial agreements, sponsored research agreements and development agreements.

(b) Each Contract required to be listed in Section 5.9 of the Sellers Disclosure Letter (each, a “Material Contract”) is a valid and binding agreement of the Seller or Affiliate thereof party thereto and is in full force and effect, and none of Seller or any of its Affiliates is or, to Sellers’ Knowledge, any other party thereto is in default or breach in any material respect under the terms of, or has provided any written notice of any intention to terminate or modify, any such Material Contract.

(c) Sellers have provided Purchaser a complete and accurate copy of each Material Contract (including all modifications and amendments thereto and waivers thereunder).

5.10 Intellectual Property.

(a) Section 5.10(a) of the Sellers Disclosure Letter includes a complete and accurate list of all (i) Registered Intellectual Property and (ii) Transferred Intellectual Property Licenses. Section 5.10(a) of the Sellers Disclosure Letter also specifies in all material respects (i) all jurisdictions in which such Registered Intellectual Property has been or is registered, issued or granted or in which registrations, grants or issuances have been applied for, and for Transferred Domain Names, the applicable registrar), (ii) the registration number or application number, as applicable, of such Registered Intellectual Property, and (iii) the filing date, issuance/registration/grant/application date and status, as applicable, of such Registered Intellectual Property.

(b) The consummation of the transactions contemplated hereby, or the performance by Sellers of their obligations hereunder, does not conflict with, impair any material rights in or result in any payments to any third party with respect to any Transferred Intellectual Property or Transferred Intellectual Property Licenses.

(c) Sellers or one of their Affiliates are the sole and exclusive owner of all Transferred Intellectual Property, free and clear of any Liens other than Permitted Liens. Except as is pursuant to a Transferred Intellectual Property License, none of Sellers or any of their Affiliates has granted any material rights or licenses of any kind relating to any Transferred Intellectual Property, except for nonexclusive licenses to Sellers’ Affiliates in connection with the Product or the Laser.

(d) To Sellers’ Knowledge, (i) all Registered Intellectual Property is, and all of Sellers’ and their Affiliates’ rights in other Transferred Intellectual Property are, enforceable, valid and subsisting and (ii) all Registered Intellectual Property has been prosecuted and maintained in accordance with all applicable Laws. As of the date hereof, no Legal Proceedings are pending or, to Sellers’ Knowledge, threatened against any Seller or any of their Affiliates challenging the validity, enforceability, use, inventorship, or ownership, or seeking to deny or restrict the use by Sellers or any of their Affiliates of, any Transferred Intellectual Property or any Intellectual Property licensed to Sellers or any of their Affiliates pursuant to the Transferred Intellectual Property Licenses.

(e) To Sellers’ Knowledge, the conduct of the Business as currently conducted has not infringed, misappropriated or otherwise violated, and does not infringe, misappropriate or otherwise violate, any Intellectual Property of any Person. To Sellers’ Knowledge, no third party is infringing, misappropriating or otherwise violating any Transferred Intellectual Property.

(f) To Sellers’ Knowledge, the Transferred Intellectual Property, together with the Intellectual Property licensed to Sellers pursuant to the Transferred Intellectual Property

Licenses, constitutes all of the Intellectual Property used or held for use in, or necessary for, the conduct of the Business as currently conducted.

(g) All current and former employees of, and all consultants, contractors and agents to, Sellers and their Affiliates who have contributed in any material respect to the creation or development of any Transferred Intellectual Property have executed and delivered to Sellers or the applicable Affiliate an agreement regarding the assignment to Sellers or the applicable Affiliate of all Transferred Intellectual Property created or developed by such Persons in the performance of their employment or services for Sellers or any Affiliates of Sellers. To Sellers’ Knowledge, no current or former employee, stockholder, consultant, contractor or agent of Seller or any of its Affiliates owns or claims any right, title or interest in or to (nor has any of them made application for) any Transferred Intellectual Property.

(h) Sellers and their Affiliates take and have taken commercially reasonable steps to maintain the secrecy of all Transferred Know-How.

(i) To Sellers’ Knowledge, assuming that the Laser was developed, manufactured, used, imported and sold in the United States and Canada on the date of this Agreement, it would not infringe, misappropriate or otherwise violate any Intellectual Property of any Person.

5.11 Title to Purchased Assets. Sellers and their Affiliates own the Purchased Assets free and clear of all Liens, other than Permitted Liens, and as of the Closing, Purchaser shall acquire good, valid title to, and all right, title and interest of Seller in and to, the Purchased Assets, free and clear of all Liens other than Permitted Liens.

5.12 Sufficiency of Assets. The Purchased Assets constitute all the assets, properties and rights of Sellers and their Affiliates that are necessary or useful to conduct the Business in substantially the same manner as currently conducted.

5.13 Inventories. Section 5.13 of the Sellers Disclosure Letter sets forth Sellers’ inventory of the Inventories and the book value and location thereof as of the date set forth thereon. All Inventories conform to all applicable product specifications and have been manufactured in accordance with all applicable Governmental Authorizations and Laws of the United States and Canada. Inventories are transferred to Purchaser or its Affiliated designee as-is, where-is without any representation or warranty other than title pursuant to Section 5.11. The quantity of Inventories as of the date of this Agreement is, and as of the Closing Date will be, consistent in all material respects with past practice, taking into account any seasonality adjustments made in the ordinary course of business.

5.14 Suppliers and Customers. Section 5.14 of the Sellers Disclosure Letter sets forth as of the date hereof (a) a true, complete and correct list of Sellers’ current manufacturers for the Business, including suppliers of raw materials, finished products and API, and (b) a true, complete and correct list of Sellers’ fifty (50) largest customers of the Business (measured by revenues paid to Seller, in the aggregate, during the twelve-month period ended December 31, 2011). As of the date hereof, no such supplier or customer has canceled, otherwise terminated or, to Sellers’ Knowledge, threatened in writing to cancel, otherwise terminate or otherwise materially and adversely modify its relationship with the Business.

5.15 Taxes.

(a) All material Tax Returns required to be filed on or before the date of this Agreement with respect to the Purchased Assets have been timely filed. Sellers have paid on a timely basis all Taxes relating to the Purchased Assets that are due and payable, except for such Taxes that are being contested in good faith by appropriate proceedings and are disclosed in Section 5.15(a) of the Sellers Disclosure Letter. All Taxes required to be withheld, collected or deposited by Sellers relating to the Purchased Assets have been timely withheld, collected or deposited and, to the extent required, have been paid to the relevant Governmental Authority. There are no Liens with respect to Taxes on any of the Purchased Assets, other than statutory Liens for current Taxes not yet due and payable.

(b) There are no pending or, to Sellers’ Knowledge, threatened audits, investigations, disputes, notices of deficiency, claims or other actions or proceedings for or relating to any Taxes of Sellers which would reasonably be expected to result in any Liens (other than Permitted Liens) on any Purchased Asset or result in any material liability of Purchaser or any of its Affiliates for any Tax.

5.16 Regulatory Matters.

(a) To Sellers’ Knowledge, Sellers hold all Product Registrations necessary for the lawful operation of the Business as currently conducted including all applicable authorizations under the Federal Food, Drug and Cosmetic Act of 1938, as amended, and the regulations promulgated thereunder, the Food and Drug Act, as amended, and any other authorization required by a Governmental Authority in the U.S. that is concerned with the quality, identity, strength, purity, safety, efficacy, testing, manufacturing, sale or distribution, sale, import or export, as applicable, of the Product (any such Governmental Authority, a “Regulatory Agency”). All such Product Registrations and Governmental Authorizations are valid and in full force and effect. In the past three (3) years there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, of any Product Registration, except as has not been and would not reasonably be expected to be materially adverse to the Business. Sellers are in compliance in all material respects with the terms of all Product Registrations, and no event has occurred that, to Sellers’ Knowledge, would reasonably be expected to result in a penalty under or the revocation, cancellation, non-renewal or adverse modification of any Product Registration, except as would not be material with respect to the Purchased Assets.

(b) Sellers have made available to Purchaser complete and correct copies of all written information to the extent related to the Product and the Laser received by Sellers from any Regulatory Agency which would reasonably be expected to result in the revocation, cancellation, non-renewal or material modification of any Product Registration except as would not be material with respect to the Product, the Laser and the Purchased Assets.

(c) Sellers have completed and filed all material reports, documents, claims, permits and notices required by any Regulatory Agency in order to maintain the Product Registrations. To Sellers’ Knowledge, all such reports, documents, claims, permits and notices were complete and accurate in all respects on the date filed (or were corrected in or supplemented by a subsequent filing). With respect to the Purchased Assets, none of Sellers, their Affiliates or any of their officers or employees, and to Sellers’ Knowledge, none of Sellers’ agents or distributors, has made an untrue statement of a material fact or a fraudulent statement to the FDA, failed to disclose a material fact required to be disclosed to the FDA or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA, or any other Regulatory Agency to invoke any similar policy. With respect to the Purchased Assets, none of Sellers, their Affiliates or any of their officers or employees, and to Sellers’ Knowledge, none of Sellers’ agents or distributors, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. With respect to the Business, none of Sellers, their Affiliates or any of its or their officers or employees, and to Sellers’ Knowledge, none of Sellers’ agents or distributors, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law or program. No Regulatory Agency has commenced or, to Sellers’ Knowledge, threatened to initiate any action alleging any violations of any federal, state or local or any payor “fraud and abuse,” consumer protection and false claims statutes and regulations or any pricing or rebate reporting requirements or to seek exclusion, whether voluntary or otherwise, of Sellers, their employees, and/or their Affiliates from participation in any federally or state-funded program. None of Sellers or, to Sellers’ Knowledge, any employee of any Seller, has received any written notice to such effect.

(d) In the past three (3) years, none of Sellers or any of their Affiliates has voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field alerts, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, safety alert, or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of the Product. No Seller is aware of any facts which are reasonably likely to cause (i) the recall, market withdrawal or replacement of Product or Lasers sold or intended to be sold by Seller or any of its Affiliates, (ii) a change in the marketing classification or a material change in the labeling of the Product, or (iii) a termination or suspension of the marketing of the Product or the Laser.

(e) In the past three (3) years, no Seller or, to Sellers’ Knowledge, any other Person has received any written notice that any Regulatory Agency has:

(i) commenced, or threatened to initiate, any action to request the recall of any Product or Laser sold by Sellers;

(ii) commenced, or threatened to initiate, any action to enjoin manufacture or distribution of any Product or Laser sold or intended to be sold by Sellers; or

(iii) issued any demand letter, finding of deficiency or non-compliance or adverse inspection report (including any FDA Form 483s, FDA Notices of Adverse Findings, Untitled Letters, or Warning Letters) in respect of the Product or Laser.

(f) No Seller has received any written information from the FDA which would reasonably be expected to lead to the denial of any application for marketing approval currently pending before the FDA relating to the Product or Laser.

(g) In the past three (3) years, no Seller has received any warning letters from the FDA or any other Regulatory Agency regarding inappropriate advertising or marketing of the Product or Laser or any written notice of any actual or potential violation of law or regulation with respect to the Product or Laser.

(h) In the past three (3) years, there have been no audits, inspections, examinations or, to Sellers’ Knowledge, investigations of records by a Governmental Authority (other than in respect of Taxes) relating to the Products or Laser.

5.17 Brokers. No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Article VI.

Representations and Warranties of Purchaser

Purchaser represents and warrants to Sellers as follows:

6.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the Canada.

6.2 Authority; Binding Effect.

(a) Purchaser has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements and the performance by Purchaser of its obligations hereunder and thereunder have been duly authorized by all requisite corporate action on the part of Purchaser, including by resolution duly adopted and not subsequently rescinded or modified in any way by the board of directors of Purchaser approving the execution, delivery and performance of this Agreement and all Ancillary Agreements by Purchaser.

(b) This Agreement and each Ancillary Agreement have been or will be duly executed and delivered by Purchaser and, assuming the valid execution and delivery by Sellers constitute or will constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms.

6.3 Non-Contravention. The execution, delivery and performance of this Agreement and each Ancillary Agreement by Purchaser and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate any provision of the certificate of incorporation or bylaws of Purchaser, (ii) conflict with, violate or result in the breach of, constitute a default under or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Purchaser under any agreement to which such Purchaser is a party or to which its properties or assets are subject, or (iii) subject to obtaining the Governmental Authorizations referred to in Section 6.4, violate or result in a breach of, or constitute a default under, any applicable Law, except with respect to clauses (ii) and (iii), for any violations, breaches, defaults, conflicts, terminations, cancellations or accelerations that would not, individually or in the aggregate, have a material and adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby.

6.4 Governmental Authorization. Except for notification by Purchaser under the Investment Canada Act following the Closing, no material consent, approval, permit, Governmental Authorization, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby and thereby.

6.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or any of its Affiliates.

6.6 Legal Proceedings. As of the date hereof, no Legal Proceeding that would enjoin, restrict or prohibit the transfer of all or any part of the Purchased Assets, or the performance by Purchaser, as contemplated by this Agreement or the Ancillary Agreements, is pending against or, to the knowledge of Purchaser, threatened in writing against Purchaser or any of its Affiliates.

6.7 Independent Investigation. In making the decision to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated thereby, Purchaser has conducted its own independent investigation, review and analysis of the Purchased Assets, including the Inventories, Assumed Liabilities, the Product and the Laser, which investigation, review and analysis was done by Purchaser and its Affiliates or Representatives. Purchaser acknowledges that it and its Representatives have been provided access to the personnel, properties, premises and records with respect to the Product for such purpose. In entering into this Agreement and the Ancillary Agreements, Purchaser acknowledges that Purchaser and its Affiliates have relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Sellers or their Representatives (except the specific representations and warranties of Sellers set forth in this Agreement). Purchaser hereby acknowledges and agrees that (a) other than as set forth in the representations and warranties made in this Agreement, none of Sellers or their Affiliates, or any of their respective Representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Business, Purchased Assets, or Assumed Liabilities, including as to the probable success or profitability of the Product or Laser after the Closing and (b) except as to otherwise expressly provided in this Agreement, none of Sellers or their Affiliates, nor any of their respective Representatives will have or be subject to any Liability or indemnification obligation to Purchaser or to any other Person resulting from the distribution to Purchaser, its Affiliates or Representatives of, or Purchaser’s use of, any

information relating to the Product, the Laser or other Purchased Assets and any information, documents or material made available to Purchaser, whether orally or in writing, in certain electronic and physical “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Purchaser or in any other form in expectation of the acquisition of the Product, the Laser or other Purchased Assets.

Article VII.

Covenants

7.1 Information and Documents.

(a) From time to time prior to the Closing, upon reasonable advance notice in writing and to the extent permitted by applicable Law, Sellers shall permit Purchaser and its Representatives to have reasonable access, during normal business hours, to the properties, assets, agreements, Books and Records and personnel of, and such other information relating to, the Purchased Assets as may reasonably be requested by Purchaser; provided, however, that such access shall not unreasonably interfere with Sellers’ operation of its business; and provided, further, that Sellers may restrict the foregoing access to the extent that disclosure of any such information would result in the loss or waiver of any attorney-client privilege or a breach of any nondisclosure obligation binding on Sellers.

(b) Purchaser and Sellers will each retain or cause to be retained all Tax records pertinent to the Purchased Assets until the expiration of the applicable period for assessment under applicable Laws (giving effect to any and all extensions or waivers).

(c) For one (1) year after the Closing, Sellers shall make available to Purchaser and its Affiliates and Representatives during normal business hours and upon reasonable agreed-upon times to the extent reasonably requested, all Books and Records and shall preserve all such information until the expiry of that one (1) year period. Notwithstanding the foregoing, Sellers shall not have any obligation to make available Books and Records that are subject to unqualified confidentiality restrictions that do not permit disclosure of information by Sellers, including those imposed by Law or third parties, or that are subject to attorney-client privilege. If Books and Records are in the possession of Sellers and may be disclosed to Purchaser without violating a third party confidentiality obligation only if Purchaser enters into a confidentiality agreement with Sellers with respect to such Books and Records, provided that Purchaser and Seller enter into a confidentiality agreement on mutually agreeable terms, Seller shall share such Books and Records under the terms of such confidentiality agreement. Further, Seller may redact from any Books and Records any information, records or documents any information that is not related to the Product or the Purchased Assets. Sellers shall have no obligation to retain any Books and Records, a copy of which has been previously delivered to Purchaser.

7.2 Conduct of Business. From and after the date hereof and until the Closing, except as Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), Sellers and their Affiliates will conduct their activities with respect to the Business and the Purchased Assets in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact the related relationships with customers, suppliers, Regulatory Agencies and other third parties. From and after the date hereof and to the Closing, except (i) as set forth in Section 7.2 of the Sellers Disclosure Letter or as otherwise expressly contemplated by this Agreement or (ii) as Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld), Sellers covenant and agree that, in each case solely with respect to the Product, the Laser and the Purchased Assets, it shall not, and shall not permit their Affiliates to:

(a) create or assume any Lien, other than Permitted Liens, with respect any Purchased Asset;

(b) sell, lease, license or otherwise dispose of any Purchased Assets other than Inventories in the ordinary course of business consistent with past practice;

(c) settle any Legal Proceeding or material claim or waive any material claims or rights of material value to the extent doing so would impair Purchaser’s rights under this Agreement or the Purchased Assets;

(d) enter into any material new Contract that, if entered into prior to the date hereof, would be a Material Contract or renew any Material Contract (other than renewals of any Material Contracts cancelable upon 30 days’ notice without penalty), in each case, other than in the ordinary course of business consistent with past practice;

(e) terminate, waive any material provision of, or amend or otherwise modify in any material respect any Material Contract other than in the ordinary course of business consistent with past practice;

(f) fail to take any material action necessary to protect or maintain the Transferred Intellectual Property or to prosecute any pending applications for Transferred Patents and Transferred Marks or pay any maintenance or other fees related thereto;

(g) dispose of or permit to lapse any rights to any Transferred Intellectual Property other than in the ordinary course of business consistent with past practice;

(h) disclose or agree to disclose to any Person, other than Representatives of Purchaser or Sellers pursuant to appropriate proprietary information agreements, any Transferred Know-How other than in the ordinary course of business consistent with past practice;

(i) engage in “channel stuffing” or any similar program, activity or other action (including any rebate, discount, chargeback or refund policy or practice that is not in the ordinary course of business) that in each case is intended or would reasonably be expected to result in purchases by customers that are materially in excess of normal customer purchasing patterns consistent with past course of dealing during the twelve (12) months prior to the date hereof; provided, however, that fluctuation in sales in response to seasonal demands consistent with past practice or to demands due to market or other external factors outside of Sellers’ and their Affiliates’ control shall not be deemed to violate the foregoing provision;

(j) terminate, cancel, permit to lapse, amend, waive or modify any material Transferred Governmental Authorizations, except as required by any Governmental Authority;

(k) make any settlement of or compromise any material Tax liability, change in any material respect any Tax election or Tax method of accounting, make any new material Tax election or adopt any material new Tax method of accounting that would in each case adversely affect Purchaser’s Tax treatment of any Purchased Asset on or after the Closing (other than as a result of the transactions contemplated by this Agreement); or

(l) agree in writing to take or authorize the taking of any of the foregoing actions.

7.3 Efforts to Consummate; Certain Governmental Matters.

(a) Upon the terms and subject to the conditions herein, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary for it to do under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including all actions and all things necessary for it (i) to comply promptly with all Governmental Orders that may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall include furnishing all information required by applicable Law in connection with approvals of or filings with any Governmental Authority), (ii) to satisfy the conditions precedent to the obligations of such Party, (iii) to obtain any consent, clearance, authorization, order or approval of, or any exemption by, any Governmental Authority required to be obtained or made by any Party in connection with the acquisition of the Purchased Assets, the assumption of Assumed Liabilities or the taking of any other action contemplated by this Agreement, (iv) to prevent any Governmental Order or any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and (v) to effect all registrations, filings and transfers (to the extent transferable) of Governmental Authorizations necessary for the operation of the Business. Without limiting any of the Parties’ obligations hereunder, prior to the Closing Date, Purchaser and Sellers shall mutually determine and direct the strategy by which the Parties will seek such required consents, clearance, authorizations, orders, approvals or exemptions, and on or after the Closing Date, Purchaser shall determine and direct the strategy by which the Parties will seek such required consents, clearance, authorizations, orders, approvals or exemptions, provided that prior to making any strategic decisions, Purchaser shall consult with Sellers. Without limiting the generality of the undertakings pursuant to this Section 7.3(a), Sellers and Purchaser agree to provide or cause to be provided promptly to each Governmental Authority with regulatory jurisdiction over enforcement of any applicable Competition Laws all information and documents requested by such Governmental Authority or necessary, proper or advisable to permit consummation of the acquisition of the Purchased Assets, the assumption of Assumed Liabilities and the other transactions contemplated by this Agreement. Notwithstanding anything in this Section 7.3 to the contrary, Purchaser shall not be required to (A) consent to the divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any of its or its Affiliates’ assets after the Closing, or (B) consent to any other structural or conduct remedy or enter into any settlement or agreement to any Order regarding antitrust matters respecting the transactions contemplated by this Agreement.

(b) Subject to appropriate confidentiality protections and protection of attorney-client privileges, each Party will furnish to the other Parties such necessary information and reasonable assistance as the other Parties may reasonably request in connection with the matters set forth in Section 7.3(a) and will keep the other Parties reasonably informed with respect to any consent, authorization, order or approval of, or exemption by or sought from, any Governmental Authority or any other third party in connection with this Agreement and the transactions contemplated hereby. All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings (other than the Parties’ respective initial filings under applicable Competition Laws), arguments, and proposals made by or on behalf of any Party before any Governmental Authority in connection with the transactions contemplated hereby (but, for the avoidance of doubt, not including any so called 4(c) or 4(d) documents and any interactions between Sellers or Purchaser with Governmental Authorities in the ordinary course of business or any disclosure which is not permitted by Law) shall be disclosed to the other Parties in advance of any filing, submission or attendance, if legally permissible and practicable and not otherwise attorney-client privileged, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such matters. Each Party shall give notice to the other Parties with respect to any material meeting, discussion, appearance, contact or correspondence with any Governmental Authority or the staff or regulators of any Governmental Authority in connection with the matters set forth in Section 7.3(a), with such notice being sufficient to provide the other Parties with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(c) Each Party shall (i) make all filings required under applicable Competition Laws in connection with the transactions contemplated by this Agreement as promptly as practicable but in no event later than ten (10) Business Days after the date of this Agreement, and (ii) in connection with such filings, request early termination of any waiting period under applicable Competition Laws.

7.4 Notice of Certain Events.

(a) From the date hereof until the Closing, Sellers shall promptly notify Purchaser in writing of any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 4.2 to be satisfied.

(b) From the date hereof until the Closing, Purchaser shall promptly notify Sellers in writing of any fact, circumstance, event or action the existence, occurrence or taking of which has resulted in, or would reasonably be expected to result in, the material failure of any of the conditions set forth in Section 4.3 to be satisfied.

(c) Receipt of information pursuant to this Section 7.4 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers or Purchaser in this Agreement.

7.5 Trade Notification. Sellers and Purchaser shall consult with each other on the timing, method, form and content of notifications to customers and suppliers of the transactions contemplated by this Agreement, and shall consider in good faith any comments or proposed changes received from the other.

7.6 Use of Seller Names and Excluded Marks. Sellers hereby grant, and cause their Affiliates to grant, Purchaser the non-exclusive right and license to use the Seller Names and the Excluded Marks for a period of one (1) year from the Closing Date solely to the extent necessary to allow Purchaser and its Affiliates and their designees to market, distribute and sell the Transition Lots and any Inventories bearing the Seller Names or Excluded Marks, utilizing the labels and packaging and, if applicable, coupons bearing such Seller Names and Excluded Marks. In no event shall Purchaser use any Seller Names or Excluded Marks for any purpose other than as permitted under this Agreement.

7.7 Further Assurances.

(a) Following the Closing and for no further consideration, each of the Parties shall, and shall cause its Affiliates to, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other commercially reasonable actions as may reasonably be requested to assign, convey or transfer to or vest in Purchaser and its designated Affiliates the Purchased Assets and the Assumed Liabilities contemplated by this Agreement to be transferred or assumed at the Closing (including transferring, at no additional cost to Purchaser, any Purchased Asset contemplated by this Agreement to be transferred to Purchaser at the Closing and that was not so transferred at the Closing). Purchaser agrees that, following the Closing, it shall promptly prepare and record as required by applicable Law at its own expense any such additional instruments or documents necessary to assign, convey or transfer the Transferred Intellectual Property, and Sellers hereby agree to, and to cause their Affiliates to execute and deliver any such additional instruments or documents, and to take any other actions reasonably requested by Purchaser, to assign, convey or transfer the Transferred Intellectual Property to Purchaser. Upon Sellers’ reasonable request, Purchaser agrees to promptly provide to Sellers confirmation of payments made by Purchaser to the Massachusetts Eye and Ear Infirmary pursuant to the Final Judgment in Civil Action N. 00-10783-WGY rendered on July 10, 2007 and information with respect to the amount of such payments.

(b) If, within one (1) year following the Closing Date, a Party becomes aware of or identifies any assets that constitute a part of the Purchased Assets, including any Intellectual Property that constitutes a part of the Transferred Intellectual Property that was not transferred to Purchaser at Closing (the “Forgotten Assets”), such Party shall promptly provide the other Parties with a written notice of such matter. Promptly upon Purchaser’s request, Sellers shall, or shall cause one of their Affiliates to, transfer and assign such Forgotten Assets to Purchaser, and any consideration payable by Purchaser for such Forgotten Assets shall be deemed to have already been included in the Purchase Price for the Purchased Assets. Notwithstanding the foregoing, Purchaser shall be responsible for payment of any fees or costs associated with the transfer of any Forgotten Assets.

7.8 Assistance in Collecting Certain Amounts. From and after the Closing Date, Purchaser shall remit promptly to Sellers any payments or other sums received by Purchaser that relate to any sales, shipments or other matters occurring before the Closing Date or that otherwise are properly for Sellers’ account. Sellers shall pay Purchaser for its reasonable out-of-pocket expenses incurred for Purchaser’s efforts hereunder. Sellers shall remit promptly to Purchaser any payments or other sums received by Sellers that relate to any sales, shipments or other matters occurring after the Closing Date or that otherwise are properly for the account of Purchaser. Sellers shall use reasonable efforts to transmit to Purchaser all written inquiries or orders, and to refer to Purchaser all oral inquiries or orders, relating to the Purchased Assets (to the extent relating to operations thereof following the Closing) that are received by Sellers or any of its Affiliates following the Closing Date. Purchaser shall pay Sellers for their reasonable out of pocket expenses incurred for Sellers’ efforts hereunder.

7.9 Bulk Transfer Laws. Purchaser acknowledges that Sellers and their Affiliates have not taken, and do not intend to take, any action required to comply with any applicable bulk sale or bulk transfer laws or similar laws and hereby waives compliance therewith.

7.10 Transfer of Product Registrations; Delivery of Registration Information.

(a) On the Closing Date, Sellers shall deliver a letter or letters to the FDA transferring the rights to the Product Registrations and, if applicable, any application with respect to the Laser Registrations to Purchaser (or its designate) and a letter or letters to the FDA, Office of Prescription Drug Promotion, notifying it of the transfer of the Product Registrations and Laser Registrations to Purchaser (or its designate), as well as any similar letters to any other applicable Regulatory Agency. On the Closing Date, Purchaser shall deliver a letter or letters to the FDA assuming responsibility for the Product Registrations and, if applicable, any application with respect to the Laser Registrations from Sellers and a letter or letters to the FDA, Office of Prescription Drug Promotion, notifying it of the transfer of the Product Registrations and, if applicable, any application with respect to the Laser Registrations from Sellers to Purchaser (or its designate), as well as any similar letters to any other applicable Regulatory Agency. As soon as practical after the Closing Date and in no event more than sixty (60) days following the Closing Date, Sellers shall deliver to Purchaser (or its designate), in physical and electronic form, the Registration Information.

(b) Sellers shall use all commercially reasonable efforts to complete the transfer of each Product Registration and , if applicable, any application with respect to the Laser Registrations as promptly as practicable after the Closing Date to the benefit of Purchaser (or its designate), as proposed and approved in accordance with Section 7.10(a). Notwithstanding the foregoing, Purchaser shall be responsible for payment of any fees or costs associated with the transfer of the Product Registrations and, if applicable, any application with respect to the Laser Registrations.

(c) Purchaser and its Affiliates shall use all commercially reasonable efforts to assist Sellers in the transfer of the Product Registrations, accept the transfer of the Product Registrations and, if applicable, any application with respect to the Laser Registrations and formalize with Seller and any applicable Governmental Authority, as promptly as practicable after the Closing Date, all necessary documents. Following the transfer of the Product Registrations and, if applicable, any application with respect to the Laser Registrations, no Seller shall retain any rights in any Product Registration, application with respect to the Laser Registration or Registration Information, including any rights to use or reference. Following the transfer of the Product Registrations and, if applicable, any application with respect to the Laser Registrations, Purchaser shall take all actions and conduct all communications with third parties with respect to the Product and the Laser (whether sold before or after the transfer of the Product Registrations or, if applicable, any application with respect to the Laser Registrations), including documenting and responding to all complaints in respect thereof, including complaints related to tampering, contamination or other adulteration, and investigating and resolving all complaints and adverse drug experiences with respect to Product and Lasers sold pursuant to such Product Registrations (whether sold before or after the transfer of the Product Registrations) provided that the foregoing shall not limit the rights of Purchaser to indemnification under and subject to Article VIII in accordance therewith with respect to Losses incurred or suffered by the Purchaser arising from or in connection with such adverse event experiences, or complaints or other claims.

7.11 Product Returns, Rebates and Chargebacks.

(a) NDC Numbers. Purchaser shall use commercially reasonable efforts to establish its own National Drug Code (“NDC”) number with respect to the Product as soon as practicable after the Closing. Purchaser shall begin to use the new NDC number for the Product as soon as practicable after receiving it, including relabeling any Purchaser Lots or Transition Lots in Purchaser’s possession promptly following receipt of the new NDC number.

(b) Product Returns.

(i) Purchaser shall, or shall cause its distributor to, process and be financially responsible for all returns of Purchaser Lots. Sellers shall, or shall cause their distributor to, process and be financially responsible for all returns of Seller Lots. Purchaser shall, or shall cause its distributor to, process all returns of Transition Lots and Purchaser, on the one hand, and Sellers, on the other, shall be financially responsible for returns of Transition Lots, on a proportional basis equal to the proportion of Product in such Transition Lots sold on or prior to and after the Closing Date (for example, if 20% of Product in the Transition Lots were sold on or prior to the Closing Date and the remaining 80% was sold after the Closing Date, then Sellers shall be responsible for 20% of the costs and expenses associated with the returns of the Transition Lots and Purchaser shall be responsible for the remaining 80% of such costs and expenses).

(ii) For any Product that is returned to one Party but is the processing responsibility of another Party, the Party receiving the return will destroy, or cause to be destroyed, all such Product and by the tenth (10th) Business Day of each month, provide the appropriate Party a reporting of such Product returned, including documentation sufficient to determine any appropriate customer reimbursement or credit, which shall be processed according to the then-current returned goods policy of the Party that made the corresponding original sale. Each Party shall destroy, or cause to be destroyed, all such returned Product in a manner consistent with applicable Law, and the costs of such destruction shall not be reimbursed.

(c) Government Rebates.

(i) Responsibility for rebates pursuant to any government rebate programs with respect to government claims for Product sold in the U.S. (“Government

Rebates”) shall be allocated between Sellers, on the one hand, and Purchaser, on the other, as follows:

(A) Sellers shall be responsible for all Government Rebates with respect to Product administered to patients on or prior to the Closing Date.

(B) Purchaser shall be responsible for all Government Rebates with respect to Product administered to patients beginning on the day following the Closing Date.

(C) Purchaser shall have the right to request through Sellers any state utilization data contained in any report from a state rebate program which shall be used for purposes of determining the date of such claim or for state rebate dispute purposes. In the event Purchaser reasonably determines an invoice or claim for a Government Rebate should be disputed, Sellers shall cooperate with Purchaser to dispute such claim or invoice.

(D) To the extent that information related to Government Rebates is received with respect to the calendar quarter that includes the Closing Date, and the date the Product was administered cannot be determined based on state utilization data, (A) Sellers shall be responsible for the amount of such Government Rebates which shall be equal to the product of (x) a fraction, the numerator of which is the number of days in the period beginning the first day of such calendar quarter and ending on the Closing Date, and the denominator of which is the number of days in such calendar quarter, and (y) the amount of the Government Rebate and (B) Purchaser shall be responsible for the amount of such Government Rebates which shall be equal to the product of (x) one (1) minus the fraction determined pursuant to clause (A)(x) above and (y) the amount of the Government Rebate.

(ii) If Purchaser or any Seller (the “Non-Responsible Party”) receives an invoice with respect to a Government Rebate that is the responsibility of a Seller or Purchaser, respectively (the “Responsible Party”), such Non-Responsible Party shall promptly provide a copy of such invoice to the Responsible Party and such Responsible Party shall have fifteen (15) days following receipt of such invoice to notify the Non-Responsible Party that it intends to dispute such invoice. If the Responsible Party does not so notify the Non-Responsible Party within such fifteen (15) day period, such Non-Responsible Party shall be permitted to remit payment in respect of such invoice on the Responsible Party’s behalf and the Responsible Party shall reimburse the Non-Responsible Party for such payment pursuant to the terms of Section 7.11(c)(iii). If the Responsible Party provides such notice to the Non-Responsible Party within such fifteen (15) day period then the Responsible Party shall promptly initiate a dispute of such invoice at its sole cost and expense and shall be liable for all reasonable costs and expenses (including reasonable attorney fees) of the Non-Responsible Party required to prosecute the disputed invoice. In the event that an invoice is disputed under this Section 7.11(c)(ii) by the Responsible Party, the Non-Responsible Party shall not remit payment in respect of such invoice without the Responsible Party’s prior written consent; provided, however, that any late fees, interest or other penalties that are ultimately owing due to delayed payment on such invoice shall be satisfied by the Responsible Party; and provided further that notwithstanding the foregoing, the Non-Responsible Party may, in its sole discretion, pay any such disputed invoice without the consent of the Responsible Party, but in such case the Non-Responsible Party shall be entitled to reimbursement by the Responsible Party only with respect to amounts if any, that are finally owing following settlement of the related dispute.

(iii) Subject to Section 7.11(c)(ii), to the extent that a Non-Responsible Party remits payment in respect of Government Rebates which are payable by the Responsible Party, the Responsible Party shall reimburse the Non-Responsible Party on or before the date that is thirty (30) days following receipt of such invoices from such Non-Responsible Party; provided, however, that such invoices describe in reasonable detail the payments made by such Non-Responsible Party.

(d) Commercial Rebates.

(i) Responsibility for commercial rebates with respect to Product sold in the U.S. (“Commercial Rebates”) shall be allocated between Sellers, on the one hand, and Purchaser, on the other, as follows:

(A) Sellers shall be responsible for all Commercial Rebates with respect to Product administered to patients or invoiced on or prior to the Closing Date.

(B) Purchaser shall be responsible for all Commercial Rebates with respect to Product that was neither administered to patients nor invoiced on or prior to the Closing Date.

(C) To the extent that information related to Commercial Rebates is received with respect to the calendar quarter that includes the Closing Date, and the date the Product was administered cannot be determined based on plans utilization data or other invoice data, (A) Sellers shall be responsible for the amount of such Commercial Rebates which shall be equal to the product of (x) a fraction, the numerator of which is the number of days in the period beginning the first day of such calendar quarter and ending on the Closing Date, and the denominator of which is the number of days in such calendar quarter, and (y) the amount of the Commercial Rebate and (B) Purchaser shall be responsible for the amount of such Commercial Rebates which shall be equal to the product of (x) one (1) minus the fraction determined pursuant to clause (A) above and (y) the amount of the Commercial Rebate.

(ii) If a Non-Responsible Party receives an invoice with respect to a Commercial Rebate that is the responsibility of the Responsible Party, such Non-Responsible Party shall promptly provide a copy of such invoice to the Responsible Party and such Responsible Party shall have fifteen (15) days following receipt of such invoice to notify the Non-Responsible Party that it intends to dispute such invoice. If the Responsible Party does not so notify the Non-Responsible Party within such fifteen (15) day period, such Non-Responsible Party shall be permitted to remit payment in respect of such invoice on the Responsible Party’s behalf and the Responsible Party shall reimburse the Non-Responsible Party for such payment pursuant to the terms of Section 7.11(d)(iii). If the Responsible Party provides such notice to the Non-Responsible Party within such fifteen (15) day period then the Responsible Party shall promptly initiate a dispute of such invoice at its sole cost and expense and shall be liable for all reasonable costs and expenses (including reasonable attorney fees) of the Non-Responsible Party required to prosecute the disputed invoice. In the event that an invoice is disputed under this

Section 7.11(d)(ii) by the Responsible Party, the Non-Responsible Party shall not remit payment in respect of such invoice without the Responsible Party’s prior written consent; provided, that any late fees, interest or other penalties that are ultimately owing due to delayed payment on such invoice shall be satisfied by the Responsible Party and provided, further, that notwithstanding the foregoing, the Non-Responsible Party may, in its sole discretion, pay any such disputed invoice without the consent of the Responsible Party, but in such case the Non-Responsible Party shall be entitled to reimbursement by the Responsible Party only with respect to amounts if any, that are finally owing following settlement of the related dispute.

(iii) Subject to Section 7.11(d)(ii), to the extent a Non-Responsible Party remits payment in respect of Commercial Rebates which are payable by the Responsible Party, the Responsible Party shall reimburse the Non-Responsible Party on or before the date that is thirty (30) days following receipt of such invoices from such Non-Responsible Party; provided, however, that such invoices describe in reasonable detail the payments made by such Non-Responsible Party.

(e) Chargeback Claims.

(i) Sellers shall be financially and legally responsible for all chargeback claims (“Chargeback Claims”) related to Product sold in the U.S. by any wholesaler or distributor, as evidenced in the invoice date within the Chargeback Claims, prior to the Closing Date. Purchaser shall process and be financially and legally responsible for all Chargeback Claims related to Product sold in the U.S. on or after the Closing Date. The date on which Product shall be deemed to have been sold pursuant to the preceding sentence shall be the date on which it was shipped by the applicable wholesaler. Notwithstanding the foregoing, the Parties acknowledge that the VA National Acquisition Center must approve the removal of Product from Sellers’ Federal Supply Schedule before the responsibility of processing such claims is transferred from Sellers to Purchaser. Until such approval is obtained, Sellers shall continue to be responsible for processing the Federal Supply Schedule Chargeback Claims on Purchaser’s behalf, and Purchaser shall reimburse Sellers for same. Purchaser and Sellers agree that (A) Sellers’ financial liability for the Chargeback Claims shall be limited to those commercial customers with which Sellers have chargeback obligations as of the Closing Date, and (B) any such chargebacks issued by a Seller shall be made in accordance with terms and conditions of such Seller’s obligations as of the Closing Date with respect to each customer and shall be solely based on the terms and conditions of such Seller’s agreements with the respective customer, as such terms and conditions existed as of the Closing Date. Sellers shall utilize records from third party rebate administrators to demonstrate which chargebacks relate to Product sold by a wholesaler or distributor, as evidenced in the invoice date within the Chargeback Claims, prior to the Closing Date for purposes of determining Sellers’ obligation.

(ii) If a Non-Responsible Party receives a Chargeback Claim that is the responsibility of the Responsible Party, such Non-Responsible Party shall promptly provide a copy of such Chargeback Claim to the Responsible Party and such Responsible Party shall have fifteen (15) days following receipt of such Chargeback Claim to notify the Non-Responsible Party that it intends to dispute such invoice. If the Responsible Party does not so notify the Non-Responsible Party within such fifteen (15) day period, such Non-Responsible Party shall be permitted to remit payment in respect of such Chargeback Claim on the Responsible Party’s behalf and the Responsible Party shall reimburse the Non-Responsible Party for such payment pursuant to the terms of Section 7.11(e)(iii). If the Responsible Party provides such notice to the Non-Responsible Party within such fifteen (15) day period then the Responsible Party shall promptly initiate a dispute of such Chargeback Claim at its sole cost and expense and shall be liable for all reasonable costs and expenses (including reasonable attorney fees) of the Non-Responsible Party required to prosecute the disputed Chargeback Claim. In the event that a Chargeback Claim is disputed under this Section 7.11(e)(ii) by the Responsible Party, the Non-Responsible Party shall not remit payment in respect of such Chargeback Claim without the Responsible Party’s prior written consent; provided, however, that any late fees, interest or other penalties that are ultimately owing due to delayed payment on such Chargeback Claim shall be satisfied by the Responsible Party; and provided further that notwithstanding the foregoing, the Non-Responsible Party may, in its sole discretion, pay any such disputed Chargeback Claim without the consent of the Responsible Party, but in such case the Non-Responsible Party shall be entitled to reimbursement by the Responsible Party only with respect to amounts if any, that are finally owing following settlement of the related dispute.

(iii) Subject to Section 7.11(e)(ii), to the extent a Non-Responsible Party processes Chargeback Claims which are the responsibility of the Responsible Party, the Responsible Party shall reimburse the Non-Responsible Party on or before the date that is thirty (30) days following receipt of such invoices from such Non-Responsible Party; provided, however, that such invoices describe in reasonable detail the payments made by such Non-Responsible Party.

(f) Reporting.

(i) Each Party shall use its commercially reasonable efforts to (A) file all necessary documentation with Governmental Authorities required as a result of the transactions contemplated by this Agreement (including any necessary documentation with Medicaid, Medicare Part B, Medicare Part D, PHS 340B, TriCare and VA/DOD) and (B) reasonably assist the other Parties in implementing the allocation of liability and financial and legal responsibility set forth in this Section 7.11.

(ii) With respect to the calculation, reporting and certification of Average Manufacturer Price (as defined in the Social Security Act, 42 U.S.C. §1396r-8(k)), Average Sales Price (as defined in the Social Security Act, 42 U.S.C. §1847) and Best Price (as defined in the Social Security Act, 42 U.S.C. § 1396r-8(c)(1)(C)), Non-Federal Average Manufacturer Price (as defined in the Veterans Health Care Act of 1992, 38 U.S.C. § 8126) or other data or information regarding sales, timing and pricing, for the Product as required by the applicable Governmental Authority in the U.S., each Party will in a timely manner and within fifteen (15) Business Days from the end of each month and/or calendar quarter, as applicable, provide to the other Parties any information (including documentation to enable verification of calculations) required to comply with its reporting requirements as determined by the other Parties in its reasonable discretion. Each Party warrants that all information provided to the other Parties pursuant to this Section 7.11(f)(ii) will be complete and accurate in all material respects and that the other Parties may rely upon such information in fulfilling its regulatory reporting and certification obligations. The Parties agree to cooperate with each other to correct in a timely manner any inaccuracies and deficiencies in such information identified by any Party. Each Party shall treat the information provided to such Party from the other Parties under this Section 7.11(f) as confidential information of the other Parties and agrees that such disclosure is solely for the purpose of enabling such Party to comply with its regulatory reporting and certification obligations. Each Party agrees to use commercially reasonable efforts to limit access to such information by its employees and advisers to those who are responsible for reporting such information or otherwise have a need to know in connection with such purpose and expressly shall use its reasonable efforts to not allow access to such information to any personnel responsible for the marketing or the setting of prices for the Product.

(iii) Promptly upon receipt by Purchaser of a new NDC, Purchaser shall notify the Centers for Medicare and Medicaid Services of the receipt of such new NDC and shall file any necessary documentation to establish Purchaser as the party responsible for all reporting obligations to a Governmental Authority in the U.S. with respect to the Product.

(iv) The Parties shall share all relevant information and cooperate to the extent reasonably necessary for each Party to comply with its obligations under the “sunshine” and other reporting provisions of the Patient Protection and Affordable Care Act of 2010.

7.12 Delivery of Registered Intellectual Property Documentation. Sellers shall deliver, or instruct Sellers’ counsel to deliver, to Purchaser the original Books and Records of Sellers or Sellers’ counsel that is Registered Intellectual Property promptly after the Closing Date (and in any case within one-hundred eighty (180) days after the Closing Date), provided that if Sellers’ counsel is unable or unwilling to deliver original Books and Records, Sellers’ counsel shall deliver copies of such Books and Records. Sellers also shall instruct Sellers’ counsel to forward to Purchaser any correspondence or other communication relating to such Registered Intellectual Property that any such counsel may receive from any Governmental Authority in connection with such Registered Intellectual Property, provided, however, that in no event shall Sellers’ counsel deliver any correspondence or other communication protected by attorney-client privilege or that constitute attorney work-product. Seller may retain copies of any Books and Records or other information delivered pursuant to this Section 7.12.

7.13 Delivery of Tangible Purchased Assets. All tangible Purchased Assets will be delivered promptly after the Closing Date (and in any case within one-hundred eighty (180) days after the Closing Date), or except as otherwise provided pursuant to Section 2.1(g), to Purchaser or its Affiliated designee at the Sellers’ principal place of business or, to the extent that any tangible Purchased Assets are located on the Closing Date (or at the time of request pursuant to Section 2.1(g)) at the premises of a third party, to the Purchaser or its Affiliated designee at such other location where the tangible Purchased Assets are located as of the Closing Date (or at the time of request pursuant to Section 2.1(g).

7.14 Other Transactions. Prior to the Closing, Sellers shall not enter into any agreement, plan or arrangement with any Person if such transaction would materially and adversely affect the rights of Purchaser under this Agreement or the Ancillary Agreements.

7.15 Non-Competition. Subject to Applicable Law, for a period of three (3) years after the Closing Date, Sellers shall not, and shall cause their subsidiaries not to, directly or indirectly,

engage in, including as a principal, agent or otherwise, alone or in association with any Person, own more than five percent (5%) of the capital stock of, or manage, operate or control, any Person that, to Sellers’ Knowledge, is engaged in or competitive with, the business of clinically developing, commercializing, manufacturing, distributing or selling any photodynamic ocular therapy products (each, a “Competing Activity”). Each Seller acknowledges that (i) the agreements contained in this Section 7.15 (the “Restrictive Covenants”) impose a reasonable restraint in light of the activities and business of Sellers and their subsidiaries on the date of this Agreement and the current business of Purchaser, Sellers and their respective subsidiaries; and (ii) monetary damages would not be an adequate remedy for any breach of the Restrictive Covenants and that Purchaser shall therefore be entitled to specific performance of the Restrictive Covenants in accordance with Section 10.11 (but subject to Section 10.10) to prevent any violations thereof. Sellers will not be in violation of this Section 7.15 solely by reason of investing in stock, bonds or other securities of any Person engaged in a Competing Activity (but without otherwise participating in such business), if (A) such stock, bonds or other securities are listed on any national securities exchange and (B) such investment does not exceed, in the case of any class of the capital stock of any one issuer, 5% of the issued and outstanding shares of such capital stock, or, in the case of bonds or other securities, 5% of the aggregate principal amount thereof issued and outstanding.

7.16 No Challenge; Covenant Not to Sue.

(a) Until the Novartis License Agreement expires or terminates, Sellers will not, and will cause their subsidiaries not to, object to, oppose or otherwise challenge any application for a Governmental Approval that is filed by Purchaser relating to the Product or Laser to the extent related to photodynamic ocular therapy.

(b) For a period of thirty (30) years after the Closing Date, Sellers will not assert, and, to the extent related to a claim brought or which may be brought by or on behalf of Sellers, will cause their Affiliates and their respective Affiliates’ successors in interest not to assert, against Purchaser, any Affiliate of Purchaser, a third Person manufacturing any Product or Laser for Purchaser or any of its Affiliates or any successor in interest of any of the foregoing under theories of literal infringement, infringement under the doctrine of equivalents, inducement of or contributory infringement, or breach of contract (including this Agreement), any Patent covering the manufacture, use, import, sale or offer for sale of the Product which is owned or licensed by Sellers or any of their Affiliates, provided, however that this covenant shall not apply to any claims brought by or on behalf of any Affiliate of Sellers who is not an Affiliate as of the date hereof other than claims arising under or with respect to Patent rights acquired by such Affiliate by license, transfer or otherwise from Sellers or any Affiliate of Sellers who is an Affiliate of Sellers as of the date hereof.

7.17 Non-Solicitation. Until the later of two (2) years after (i) the date of this Agreement or (ii) the Closing Date, if the Closing occurs, the Purchaser and its Affiliates shall not directly or indirectly, employ or retain, or knowingly solicit or seek to employ or retain, whether as an employee, independent contractor or otherwise, any person employed or retained by QLTI, provided that this restriction shall not apply to a general solicitation that is not targeted, directly or indirectly, at an employee of QLTI and shall not apply to any employee of QOI or, to the extent that such solicitation or employment will not conflict with the provision of services under the Transition Services Agreement, any employee set forth in Section 7.17 of the Sellers Disclosure Letter.

7.18 Assignment of Novartis License Agreement. Notwithstanding anything to the contrary herein, Purchaser shall not assign any of its rights or obligations under the Novartis License Agreement without the prior written consent of Sellers, such consent not to be unreasonably withheld, except that Purchaser may assign its rights or obligations in the event that Novartis has provided QLTI a written release of all of QLTI’s obligations thereunder.

Article VIII.

Indemnification

8.1 Indemnification by Sellers. Subject to the provisions of this Article VIII, Sellers agree to defend, indemnify and hold harmless Purchaser and its Affiliates and, if applicable, their respective Representatives, successors and assigns (each a “Purchaser Indemnified Party”), from and against any and all penalties, assessments, fines, fees, suits, actions, causes of action, judgments, Taxes, awards and Liabilities, including reasonable attorneys’ fees (collectively, “Losses”) arising from or relating to the following:

(a) any Retained Liability;

(b) [***];

(c) any breach by any Seller of any of its covenants or agreements contained in this Agreement or any Ancillary Agreement (other than with respect to the covenant referred to in Section 8.1(b) above); or

(d) any breach of any representation or warranty of any Seller contained in this Agreement or any Ancillary Agreement.

8.2 Indemnification by Purchaser. Subject to the provisions of this Article VIII, Purchaser agrees to defend, indemnify and hold harmless Sellers and their Affiliates and, if applicable, their respective Representatives, successors and assigns (each a “Seller Indemnified Party”), from and against any and all Losses arising from or relating to the following:

(a) any Assumed Liability;

(b) any breach by Purchaser of any of its covenants or agreements contained in this Agreement or any Ancillary Agreement; or

(c) any breach of any representation or warranty of Purchaser contained in this Agreement or any Ancillary Agreement.

8.3 Notice of Claims. If any of the Persons to be indemnified under this Article VIII (the “Indemnified Party”) has suffered or incurred any Loss, the Indemnified Party shall so notify the Party from whom indemnification is sought (the “Indemnifying Party”) promptly in writing, describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement or any other agreement, instrument or certificate delivered pursuant hereto in respect of which such Loss shall have occurred. If any claim, action, suit or proceeding (in equity or at law) is instituted by a third party with respect to which the Indemnified Party intends to claim any Loss under this Article VIII (a “Third-Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party of such claim, action, suit or proceeding and offer to tender to the Indemnifying Party the defense of such claim, action, suit or proceeding. A failure by the Indemnified Party to give notice and to offer to tender the defense of any claim, action, suit or proceeding in a timely manner pursuant to this Section 8.3 shall not limit the obligation of the Indemnifying Party under this Article VIII, except to the extent such Indemnifying Party is actually prejudiced thereby.

8.4 Third-Party Claims.

(a) The Indemnifying Party under this Article VIII shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within thirty (30) days of receipt of notice of a Third Party Claim from the Indemnified Party with respect thereto, to assume the conduct and control, at the expense of the Indemnifying Party and through counsel of its choosing that is reasonably acceptable to the Indemnified Party, any Third Party Claim, and the Indemnifying Party may compromise or settle the same; provided, that the Indemnifying Party shall give the Indemnified Party advance written notice of any proposed compromise or settlement and shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), consent to or enter into any compromise or settlement that commits the Indemnified Party, to take, or to forbear to take, any action or does not provide for a full and complete written release by the applicable third party of the Indemnified Party. No Indemnified Party may compromise or settle any Third Party Claim for which it is seeking indemnification hereunder without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld). No Indemnifying Party may consent to the entry of any judgment that does not relate solely to monetary damages arising from any such Third Party Claim without the prior written consent of the Indemnified Party. The Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such Third Party Claim through counsel chosen by the Indemnified Party; provided, that the fees and expenses of such counsel shall be borne by the Indemnified Party. If the Indemnifying Party elects not to control or conduct the defense of a Third Party Claim, the Indemnifying Party nevertheless shall have the right to participate in the defense of any Third Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose. The Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such Third-Party Claim through counsel chosen by the Indemnified Party, and the fees and expenses of such counsel shall be borne by the Indemnifying Party.

(b) The Parties shall cooperate in the defense of any Third Party Claim, with such cooperation to include (i) the retention and the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim and (ii) reasonable access to employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.

8.5 Survival. If the Closing shall have occurred, all covenants, agreements, warranties and representations made herein or in any certificate or other document delivered pursuant hereto shall survive the Closing, subject to the following:

(a) The Seller Fundamental Representations shall survive indefinitely and all covenants and agreements contained in this Agreement shall survive until their stated term or, if none, indefinitely.

(b) All other representations and warranties contained herein shall survive until the end of the General Survival Period.

8.6 Limitations on Indemnification of Purchaser Indemnified Parties. Subject to Sections 8.8 and 10.11, the right of the Purchaser Indemnified Parties to be indemnified, held harmless and reimbursed pursuant to Section 8.1 is subject to the following limitations and qualifications:

(a) The Purchaser Indemnified Parties shall not be entitled to indemnification under Section 8.1(d), unless the aggregate amount of all Losses exceeds an amount equal to $500,000 (the “Basket”), in which event Purchaser Indemnified Parties shall be entitled to recover all Losses from Sellers, and not just amounts in excess of the Basket.

(b) The Purchaser Indemnified Parties shall have no right to recover any amounts under Section 8.1(b) in excess of $7,500,000.

(c) The Purchaser Indemnified Parties shall have no right to recover an aggregate amount under Sections 8.1(b) and (d) in excess of $12,500,000 (the “Cap”).

(d) The limitations set forth in Sections 8.6(a), (b) and (c) shall not apply to breaches of Seller Fundamental Representations, provided, however, that the Purchaser Indemnified Parties shall have no right to recover an aggregate amount under Section 8.1 in excess of the Purchase Price.

8.7 Limitations on Indemnification of Seller Indemnified Parties. Subject to Sections 8.8 and 10.11, the right of the Seller Indemnified Parties to be indemnified, held harmless and reimbursed for breaches of representations and warranties pursuant to Section 8.2(c) is subject to the following limitations and qualification: the Seller Indemnified Parties shall not be entitled to indemnification under Section 8.2(c), unless the aggregate amount of all Losses exceeds an amount equal to the Basket, in which event Seller Indemnified Parties shall be entitled to recover all Losses from Purchaser, and not just amounts in excess of the Basket.

8.8 Sole Remedy. Subject to Section 10.11, each Party acknowledges and agrees that the remedies provided for in this Article VIII shall be its sole and exclusive remedy with respect to the subject matter of this Agreement. Notwithstanding anything to the contrary contained in the foregoing, nothing herein shall (a) limit the liability of any Party for fraud or (b) prevent any Party from seeking the remedies of specific performance or injunctive relief in connection with a breach of a covenant or agreement of any party contained herein or in any Ancillary Agreement.

8.9 Indemnity Payments. In the event that any Party agrees to or is determined pursuant to Section 10.11 to have an obligation to reimburse the other Parties for Losses as provided in this Article VIII, the Indemnifying Party shall:

(a) If the Indemnified Party is a Purchaser Indemnified Party, then such reimbursement shall be satisfied first by a payment from the Escrow Fund until the funds contained therein are exhausted or released, second, by Purchaser’s right of set off pursuant to Section 8.9(c), and third, by Purchaser’s right to seek recourse directly against Sellers.

(b) If the Indemnified Party is not a Purchaser Indemnified Party, then the Indemnifying Party shall promptly pay such amount to the Indemnified Party in U.S. dollars via wire transfer of immediately available funds to the accounts specified in writing by the Indemnified Party. All payments made pursuant to this Article VIII shall be treated for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

(c) Subject to the limitations in Section 8.9(a), to the extent the amount of total Losses due to the Purchaser Indemnified Parties is in an amount that exceeds the amount recovered from the Escrow Fund, Purchaser shall be entitled to exercise a right of set off and reduce any remaining payments of Net Royalties it would otherwise be required to make hereunder in an amount equal to the amount of the Losses that have not otherwise been recovered from the Escrow Fund from Sellers.

8.10 Insurance Proceeds. The amount of any Losses required to be reimbursed under this Article VIII sustained by an Indemnified Party shall be reduced by any amount received by such Indemnified Party with respect thereto under any insurance coverage or from any other Person alleged to be responsible therefore (net of any expenses incurred in recovering such monies and any increase in premiums as a result of such claim). The Indemnified Parties shall use commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other Person alleged to have responsibility. If an Indemnified Party receives an amount under insurance coverage or from such other Person with respect to Losses sustained at any time subsequent to any indemnification payment pursuant to this Article VIII, then such Indemnified Party shall promptly reimburse the applicable Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification up to such amount received by the Indemnified Party.

8.11 Duty to Mitigate. Each Indemnified Party shall be obligated to use its commercially reasonable efforts to mitigate to the fullest extent practicable the amount of any Losses for which it is entitled to seek indemnification under this Article VIII, and the Indemnifying Party shall not be required to make any payment to an Indemnified Party in respect of such Losses to the extent such Losses arise from the failure of the Indemnified Party to comply with the foregoing obligation. All reasonable costs and expenses incurred in connection with such mitigation shall be included as indemnifiable Losses to the extent incurred in mitigation of an indemnifiable Loss.

8.12 Disclaimer. EXCEPT AS SET FORTH IN ARTICLE 5 OF THIS AGREEMENT AND THE SELLER DISCLOSURE LETTER, THE SELLERS MAKE NO REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY

REPRESENTATION OR WARRANTY WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SALE OF THE PURCHASED ASSETS OR THE BUSINESS. THE PURCHASER ACKNOWLEDGES THAT IN ENTERING INTO THIS AGREEMENT IT IS NOT RELYING ON ANY REPRESENTATION, WARRANTY OR OTHER STATEMENTS MADE BY OR ON BEHALF OF THE SELLERS, OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 5 OF THIS AGREEMENT AND THE SELLER DISCLOSURE LETTER.

Article IX.

Termination

9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by written agreement of the Parties;

(b) by Purchaser or Sellers, by giving written notice of such termination to the other Parties, if:

(i) there shall be enacted or promulgated any Law that makes consummation of the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise prohibited; or

(ii) any Governmental Authority with competent jurisdiction shall have issued a Governmental Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and the Ancillary Agreements and such Governmental Order or other action shall have become final and non-appealable; provided, however, that no Party may rely upon this Section 9.1(b)(ii) to terminate this Agreement if such Party shall have failed to use its commercially reasonable efforts to prevent the entry of such Governmental Order or the taking of such other action;

(c) by Purchaser, by giving written notice of such termination to Sellers, if:

(i) the conditions set forth in Sections 4.1 and 4.2 are not satisfied as a result of a breach of, inaccuracy in or failure to perform any material representation, warranty, covenant or agreement made by any Seller pursuant to this Agreement that has not been cured by such Seller within ten (10) days of Sellers’ receipt of written notice of such breach from Purchaser; or

(ii) the Closing has not occurred by December 31, 2012 (the “Outside Date”), unless such failure shall be proximately caused by the failure of Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Sellers, by giving written notice of such termination to Purchaser if:

(i) the conditions set forth in Sections 4.1 and 4.3 are not satisfied as a result of a breach of, inaccuracy in or failure to perform any material representation, warranty,

covenant or agreement made by Purchaser pursuant to this Agreement that has not been cured by Purchaser within ten (10) days of Purchaser’s receipt of written notice of such breach from Sellers; or

(ii) the Closing has not occurred by the Outside Date, unless such failure shall be proximately caused by the failure of Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them prior to the Closing.

9.2 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 9.1, any obligation to complete the transaction contemplated by this Agreement shall terminate and no Party shall have any liability to any other Party or any other Party’s Affiliates, or their respective Representatives, except for the obligations of the Parties contained as set forth in Article VIII and this Article IX, and except that nothing herein will relieve any Party from liability for any breach of any covenant set forth in this Agreement prior to such termination or for fraud or willful misconduct.

Article X.

Miscellaneous

10.1 Notices. Notices or other communications required or permitted hereunder shall be deemed to have been sufficiently given (a) four (4) Business Days following deposit in the mails if sent by registered or certified mail, postage prepaid; (b) when sent, if sent by facsimile transmission; (c) when delivered, if delivered personally to the intended recipient; and (d) one (1) Business Day following deposit with an overnight courier service, in each case addressed as follows:

to Sellers:

QLT Inc.

887 Great Northern Way, Suite 101

Vancouver, B.C.

Canada, V5T 4 T5

Attention: Chief Executive Officer

Facsimile: (604) 873-0816

with a copy (which shall not constitute notice) to:

Nutter McClennen & Fish LLP

155 Seaport Boulevard

Boston, Massachusetts 02210

Attention: James E. Dawson

Facsimile: (617) 310-9623

to Purchaser:

Valeant Pharmaceuticals International, Inc.

700 Route 202/206 North

Bridgewater, New Jersey 08807

Attn: General Counsel

Facsimile: (949) 461-6609

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

1888 Century Park East, Suite 2100

Los Angeles, California 90067

Attention: Alison S. Ressler

Facsimile: (310) 712-8800

or to such other address or number as shall be furnished in writing by any such Person in such manner, and such notice or communication shall be deemed to have been given as of the date so delivered, faxed or mailed.

10.2 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by Purchaser and Sellers and (b) in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

10.3 Assignment. No Party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other Parties, except that subject to Section 7.18 each Party may, without any other Party’s consent, assign its rights or obligations to an Affiliate, or to another company in the event of its merger, amalgamation or consolidation with such company, or in connection with the transfer or sale of all or substantially all of its entire business unit or division to which this Agreement relates; provided, however, that no such assignment by any Party shall relieve such Party of any of its obligations hereunder. To the extent any assignment by Purchaser of its rights or obligations hereunder to a person or entity outside the United States or Canada would result in adverse withholding tax consequences to Sellers, Purchaser shall pay Sellers additional amounts sufficient to put Sellers in the position such Seller would have occupied but for such transfer or exercise of such rights or obligations, limited to the amount of withholding pursuant to the applicable reduced withholding tax rate provided for in the applicable income tax treaty, if any, between Canada and the jurisdiction of the party exercising Purchaser’s rights or subject to Purchaser’s obligations, provided that the benefits of such treaty are available.

10.4 Entire Agreement. This Agreement, together with the Ancillary Agreements, contains the entire agreement among the Parties with respect to the subject matters hereof and thereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

10.5 Fulfillment of Obligations. Any obligation of a Party to another Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

10.6 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, other than Article VIII, is intended to confer upon any Person other than Purchaser or Sellers, or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

10.7 Public Disclosure. Any press releases announcing the execution of this Agreement or the consummation of the transactions contemplated hereby shall be issued in such form as mutually agreed upon by Sellers and Purchaser. Except as may be required to comply with the requirements of any applicable Laws or the rules and regulations of each stock exchange upon which the securities of Purchaser or Sellers are listed, if any (in which case such Party shall promptly notify the other Parties and provide the other Parties with a copy of the contemplated disclosure prior to submission or release, as the case may be, unless notifying is impracticable due to circumstances beyond such Party’s control), no other press release or similar public announcement or communication shall, at any time, be made by Purchaser or Sellers or caused to be made by them concerning this Agreement or the transactions contemplated hereby unless the disclosing Party shall have consulted with the other Parties in advance with respect thereto and such other Parties consent in writing to such release, announcement or communication. Notwithstanding anything to the contrary in the foregoing, each Party shall be permitted to make such releases or public announcements or communications to the extent consistent with previous disclosures made in accordance with this Section 10.7.

10.8 Expenses. Except as otherwise provided in this Agreement, whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses; provided, however, that Purchaser shall be responsible for all filing and other similar fees payable in connection with any filings or submissions under applicable Competition Laws.

10.9 Protected Health Information. To the extent that the Books and Records or other information delivered by the Seller to the Purchaser hereunder contains any protected health information, Purchaser agrees to comply with any applicable security and privacy standard regarding protected health information under the Health Insurance Portability and Accountability Act of 1996, including the regulations promulgated thereunder, or any applicable federal, state, provincial or other privacy, data security, and data security breach notification Laws with respect to such information.

10.10 Governing Law; Jurisdiction; No Jury Trial.

(a) The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the Laws of the State of New York, without regard to the choice of Law principles thereof.

(b) Each Party consents to the non-exclusive jurisdiction of the Federal and State courts located in New York City, New York for any action to compel arbitration, in aid of arbitration or to maintain the status quo or prevent irreparable harm prior to the appointment of the Arbitrator, and to the non-exclusive jurisdiction of such courts for enforcement of any arbitral award rendered in accordance with Section 10.11 Each of the Parties (i) consents to the jurisdiction of each such court in any such suit, action or proceeding, (ii) waives any objection that it may have to the laying of venue in any such suit, action or proceeding in any such court and (iii) agrees that service of any court paper may be made in such manner as may be provided under applicable Laws or court rules governing service of process as well as in the manner provided for the giving of notices in Section 10.1.

(c) EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY SUCH ACTION PERMITTED HEREUNDER.

10.11 Arbitration; Mediation.

(a) Any dispute, controversy or claim involving any Party or its Affiliates arising out of or relating to this Agreement or any Ancillary Agreements (a “Dispute”), shall first be submitted to a senior business person of each of Purchaser and QLTI, each with authority to resolve the Dispute. If such Persons cannot resolve the Dispute within thirty (30) days after notice of a Dispute, either Purchaser or QLTI, on behalf of Sellers, may submit such Dispute to nonbinding mediation in accordance with the Commercial Mediation Procedures of the American Arbitration Association (“AAA”). Such mediation shall be attended on behalf of each Party by a senior business person with authority to resolve the Dispute. Any period of limitations that would otherwise expire between the initiation of a mediation and its conclusion shall be extended until twenty (20) days after the conclusion of the mediation. The costs of mediation shall be shared equally by the parties to the mediation.

(b) Any Dispute that cannot be resolved for any reason by mediation within sixty (60) days of notice by one Party to the others of the existence of a Dispute (unless the Parties agree in writing to extend that period) shall be finally resolved by arbitration in accordance with the Commercial Arbitration Rules of the AAA (“AAA Rules”) and the Federal Arbitration Act, 9 U.S.C. §1 et seq., provided that the amount in controversy is less than $3,000,000 (three million dollars). In any such arbitration there shall be one arbitrator appointed in accordance with the AAA Rules (the “Arbitrator”). With respect to Dispute the amount in controversy is $3,000,000 (three million dollars) or greater, the Parties are free to pursue recourse in the state or federal courts with respect to the Dispute.

(c) The Arbitrator shall follow the ICDR Guidelines for Arbitrators Concerning Exchanges of Information in managing and ruling on requests for discovery. The Parties shall instruct the Arbitrator to undertake to exert his or her best efforts to conduct the process so as to issue an award within eight (8) months of his or her appointment, but failure to meet that timetable shall not affect the validity of the award.

(d) The Arbitrator shall decide the Dispute in accordance with the substantive law of New York. The award of the Arbitrator may be entered in any court of competent jurisdiction.

(e) The costs of the arbitration including the fees and expenses of the Arbitrator and reasonable attorneys fees and expenses shall be borne by the non-prevailing Party and awarded by the Arbitrator in the award. In determining the reasonableness of the attorneys fees the Arbitrator shall take into account all relevant facts and circumstances, including but not limited to the amount of damages sought and the amount of the award.

10.12 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Parties accordingly agree that they shall be entitled to seek a temporary injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 10.9(b), or to seek a permanent injunction from the Arbitrator in addition to any other remedy to which they are entitled at law or in equity.

10.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that both Parties need not sign the same counterpart. Signatures delivered in accordance with Section 10.1 shall be binding for all purposes hereof.

10.14 Headings. The heading and section references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

10.15 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, illegal or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, Purchaser and Sellers have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

PURCHASER:

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

By	/s/ Rajic De Silva
	Name:	Rajiv De Silva
	Title:	President and Chief Operating Officer

SELLERS:

QLT INC.

By	/s/ Jason Aryeh
	Name:	Jason Aryeh
	Title:	Chairman

QLT OPHTHALMICS, INC.

By	/s/ D. Scott Jones
	Name:	Scott Jones
	Title:	President

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Agreement”) is entered into effective as of September     , 2012, among Valeant Pharmaceuticals International, Inc., a corporation organized under the laws of Canada (“Asignee”), QLT Inc., a corporation organized under the laws of British Columbia (“QLTI”), QLT Ophthalmics, Inc., a Delaware corporation (“QOI”, and with QLTI, each an “Assignor” or collectively, “Assignors”).

WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of September     , 2012, by and among Assignee, QLTI and QOI (the “Purchase Agreement”), Assignors desire to assign to Assignee, and Assignee agrees to assume from Assignors, for consideration and upon the terms and conditions set forth in the Purchase Agreement, certain of the assets and liabilities of Assignors.

NOW, THEREFORE, pursuant to the Purchase Agreement, and in consideration of these premises, and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, it is agreed that:

1. Defined Terms. Capitalized terms used herein but not otherwise defined shall have the meanings given to such terms in the Purchase Agreement.

2. Assignment of Assumed Contracts and Purchase Orders. Pursuant to Section 2.1 of the Purchase Agreement and subject to Section 4.4 of the Purchase Agreement, Assignors hereby grant, sell, convey, transfer, set over, deliver and assign unto Assignee, its successors and assigns, all of Assignors’ legal and equitable rights, privileges, interest and duties in and to (i) the Purchase Orders which are not fully satisfied on or prior to the date hereof and (ii) the Assumed Contracts. Pursuant to Section 4.4 of the Purchase Agreement, nothing herein will be deemed to be an assignment of the Assumed Contracts set forth on Exhibit A hereto, unless and until consent to the assignment of such Assumed Contracts has been obtained.

3. Assumption of Assumed Liabilities. Pursuant to Section 2.3 of the Purchase Agreement, Assignee hereby assumes and agrees to satisfy and discharge all Assumed Liabilities, other than Retained Liabilities as set forth in Section 2.4 of the Purchase Agreement.

4. Assumption of Specific Liabilities. Solely to the extent necessary for the assignment of any Assumed Contract or Purchase Order that, pursuant to the express terms thereof, requires Assignee to assume all of the obligations and covenants of either Assignor set forth therein, Assignee hereby assumes all obligations and covenants of Assignors under such Assumed Contract.

5. Purchase Agreement Controls. Nothing herein contained shall itself change, amend, extend, or alter (nor shall it be deemed or construed as changing, amending, extending, or altering) the terms or conditions of the Purchase Agreement in any manner whatsoever. This instrument does not create or establish liabilities or obligations not otherwise created or existing under the Purchase Agreement. In the event of any conflict or other difference between the Purchase Agreement and this instrument, the provisions of the Purchase Agreement shall control.

6. Successors and Assigns. All of the covenants, terms and conditions set forth herein shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

7. Amendment and Waiver. No modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

8. Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the Laws of the State of New York, without regard to the choice of Law principles thereof.

9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that both parties need not sign the same counterpart.

10. Notice. Any notice given pursuant to this Agreement shall be given in the same manner as stated in Section 10.1 of the Purchase Agreement.

[signature page follows]

A-2

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

ASSIGNEE:

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

By:
Name:
Title:

ASSIGNORS:

QLT INC.

By:
Name:
Title:

QLT OPHTHALMICS, INC.

By:
Name:
Title:

A-3

EXHIBIT B

FORM OF PATENT ASSIGNMENT AGREEMENT

This Patent Assignment Agreement (this “Assignment”) is made and entered into as of September     , 2012 by and among Valeant Pharmaceuticals International, Inc., a corporation organized under the laws of Canada (“Purchaser”), QLT Inc., a corporation organized under the laws of British Columbia (“QLTI”), and QLT Ophthalmics, Inc., a Delaware corporation (“QOI”, and with QLTI, each a “Seller” or collectively, “Sellers”) (Purchaser and Sellers, each a “Party” and collectively, the “Parties”).

WHEREAS, the Parties are parties to an Asset Purchase Agreement (the “Agreement”) pursuant to which, among other things, Sellers have agreed to, and cause one or more of their Affiliates to, sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and acquire from Sellers or any of their Affiliates, all of Sellers’ and each of their Affiliates’ right, title and interest in and to the Transferred Patents and the Patents included in Other PDT Intellectual Property, including, without limitation, the patents and patent applications set forth on Schedule A hereto (collectively, the “Assigned Patents”);

WHEREAS, in accordance with, and subject to, the terms and conditions of the Agreement, the Parties wish to execute this Assignment.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in the Agreement, and of other good and valuable consideration, the receipt and legal sufficiency of which the Parties hereby acknowledge, and intending to be legally bound, the Parties hereby agree as follows:

1. Definitions. All capitalized terms not otherwise defined in this Assignment, as used in this Assignment, shall have the respective meaning ascribed to such terms in the Agreement.

2. Assignment. Sellers hereby irrevocably sell, convey, assign, transfer and deliver, and cause their Affiliates to sell, convey, assign, transfer and deliver, to Purchaser all of Sellers’ and each of their Affiliates’ right, title and interest in and to the Assigned Patents, including, without limitation, the right to sue for all past, present and future infringement and to settle and retain proceeds from any such actions.

3. Recording the Assignment. The Parties hereby authorize the relevant authority at the United States Patent and Trademark Office to record this Assignment.

4. Entire Agreement. This Assignment, together with the Agreement and the Ancillary Agreements, contains the entire agreement among the Parties with respect to the subject matters hereof and thereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters. Nothing herein contained shall itself change, amend, extend, or alter (nor shall it be deemed or construed as changing, amending, extending, or altering) the terms or conditions of the Agreement in any manner whatsoever. This Assignment does not create or establish liabilities or obligations not otherwise created or existing under the

Agreement. In the event of any conflict or other difference between the Agreement and this Assignment, the provisions of the Agreement shall control.

5. Governing Law; Jurisdiction; No Jury Trial.

(a) The interpretation and construction of this Assignment, and all matters relating hereto, shall be governed by the Laws of the State of New York, without regard to the choice of Law principles thereof.

(b) Each Party consents to the non-exclusive jurisdiction of the Federal and State courts located in New York City, New York for any action to compel arbitration, in aid of arbitration or to maintain the status quo or prevent irreparable harm prior to the appointment of the Arbitrator, and to the non-exclusive jurisdiction of such courts for enforcement of any arbitral award rendered in accordance with Section 10.11 of the Agreement. Each of the Parties (i) consents to the jurisdiction of each such court in any such suit, action or proceeding, (ii) waives any objection that it may have to the laying of venue in any such suit, action or proceeding in any such court and (iii) agrees that service of any court paper may be made in such manner as may be provided under applicable Laws or court rules governing service of process as well as in the manner provided for the giving of notices in Section 10.1 of the Agreement.

(c) EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY SUCH ACTION PERMITTED HEREUNDER.

6. Counterparts. This Assignment may be executed in two or more counterparts, each of which shall be deemed an original, and which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that both Parties need not sign the same counterpart. Signatures delivered in accordance with Section 10.1 of the Agreement shall be binding for all purposes hereof.

7. Notice. Any notice given pursuant to this Assignment shall be given in the same manner as stated in Section 10.1 of the Agreement.

[signature page follows]

B-2

IN WITNESS WHEREOF, Purchaser and Sellers have caused this Assignment to be signed by their respective officers thereunto duly authorized as of the date first written above.

PURCHASER:

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

By
Name:
Title:

SELLERS:

QLT INC.

By
Name:
Title:

QLT OPHTHALMICS, INC.

By
Name:
Title:

B-3

EXHIBIT C

FORM OF TRADEMARK ASSIGNMENT AGREEMENT

This Trademark Assignment Agreement (this “Assignment”) is made and entered into as of September     , 2012 by and among Valeant Pharmaceuticals International, Inc., a corporation organized under the laws of Canada (“Purchaser”), QLT Inc., a corporation organized under the laws of British Columbia (“QLTI”), and QLT Ophthalmics, Inc., a Delaware corporation (“QOI”, and with QLTI, each a “Seller” or collectively, “Sellers”) (Purchaser and Sellers, each a “Party” and collectively, the “Parties”).

WHEREAS, the Parties are parties to an Asset Purchase Agreement (the “Agreement”) pursuant to which, among other things, Sellers have agreed to, and cause one or more of their Affiliates to, sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and acquire from Sellers or any of their Affiliates, all of Sellers’ and each of their Affiliates’ right, title and interest in and to the Transferred Marks and the Marks included in Other PDT Intellectual Property, including, without limitation, the Marks set forth on Schedule A hereto (collectively, the “Assigned Marks”);

WHEREAS, in accordance with, and subject to, the terms and conditions of the Agreement, the Parties wish to execute this Assignment.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in the Agreement, and of other good and valuable consideration, the receipt and legal sufficiency of which the Parties hereby acknowledge, and intending to be legally bound, the Parties hereby agree as follows:

1. Definitions. All capitalized terms not otherwise defined in this Assignment, as used in this Assignment, shall have the respective meaning ascribed to such terms in the Agreement.

2. Assignment. Sellers hereby irrevocably sell, convey, assign, transfer and deliver, and cause their Affiliates to sell, convey, assign, transfer and deliver, to Purchaser all of Sellers’ and each of their Affiliates’ right, title and interest in and to the Assigned Marks, including, without limitation, all goodwill symbolized thereby and the right to sue for all past, present and future infringement and dilution and to settle and retain proceeds from any such actions.

3. Recording the Assignment. The Parties hereby authorize the relevant authority at the United States Patent and Trademark Office to record this Assignment.

4. Entire Agreement. This Assignment, together with the Agreement and the Ancillary Agreements, contains the entire agreement among the Parties with respect to the subject matters hereof and thereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters. Nothing herein contained shall itself change, amend, extend, or alter (nor shall it be deemed or construed as changing, amending, extending, or altering) the terms or conditions of the Agreement in any manner whatsoever. This Assignment does not create or establish liabilities or obligations not otherwise created or existing under the

Agreement. In the event of any conflict or other difference between the Agreement and this Assignment, the provisions of the Agreement shall control.

5. Governing Law; Jurisdiction; No Jury Trial.

(a) The interpretation and construction of this Assignment, and all matters relating hereto, shall be governed by the Laws of the State of New York, without regard to the choice of Law principles thereof.

(b) Each Party consents to the non-exclusive jurisdiction of the Federal and State courts located in New York City, New York for any action to compel arbitration, in aid of arbitration or to maintain the status quo or prevent irreparable harm prior to the appointment of the Arbitrator, and to the non-exclusive jurisdiction of such courts for enforcement of any arbitral award rendered in accordance with Section 10.11 of the Agreement. Each of the Parties (i) consents to the jurisdiction of each such court in any such suit, action or proceeding, (ii) waives any objection that it may have to the laying of venue in any such suit, action or proceeding in any such court and (iii) agrees that service of any court paper may be made in such manner as may be provided under applicable Laws or court rules governing service of process as well as in the manner provided for the giving of notices in Section 10.1 of the Agreement.

(c) EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY SUCH ACTION PERMITTED HEREUNDER.

6. Counterparts. This Assignment may be executed in two or more counterparts, each of which shall be deemed an original, and which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that both Parties need not sign the same counterpart. Signatures delivered in accordance with Section 10.1 of the Agreement shall be binding for all purposes hereof.

7. Notice. Any notice given pursuant to this Assignment shall be given in the same manner as stated in Section 10.1 of the Agreement.

[signature page follows]

C-2

IN WITNESS WHEREOF, Purchaser and Sellers have caused this Assignment to be signed by their respective officers thereunto duly authorized as of the date first written above.

PURCHASER:

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

By
Name:
Title:

SELLERS: QLT INC.

By
Name:
Title:

QLT OPHTHALMICS, INC.

By
Name:
Title:

C-3

EXHIBIT D

FORM OF COPYRIGHT ASSIGNMENT AGREEMENT

This Copyright Assignment Agreement (this “Assignment”) is made and entered into as of September     , 2012 by and among Valeant Pharmaceuticals International, Inc., a corporation organized under the laws of Canada (“Purchaser”), QLT Inc., a corporation organized under the laws of British Columbia (“QLTI”), and QLT Ophthalmics, Inc., a Delaware corporation (“QOI”, and with QLTI, each a “Seller” or collectively, “Sellers”) (Purchaser and Sellers, each a “Party” and collectively, the “Parties”).

WHEREAS, the Parties are parties to an Asset Purchase Agreement (the “Agreement”) pursuant to which, among other things, Sellers have agreed to, and cause one or more of their Affiliates to, sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and acquire from Sellers or any of their Affiliates, all of Sellers’ and each of their Affiliates’ right, title and interest in and to the Transferred Copyrights and the Copyrights included in Other PDT Intellectual Property, including, without limitation, the Copyrights set forth on Schedule A hereto (collectively, the “Assigned Copyrights”);

WHEREAS, in accordance with, and subject to, the terms and conditions of the Agreement, the Parties wish to execute this Assignment.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in the Agreement, and of other good and valuable consideration, the receipt and legal sufficiency of which the Parties hereby acknowledge, and intending to be legally bound, the Parties hereby agree as follows:

1. Definitions. All capitalized terms not otherwise defined in this Assignment, as used in this Assignment, shall have the respective meaning ascribed to such terms in the Agreement.

2. Assignment. Sellers hereby irrevocably sell, convey, assign, transfer and deliver, and cause their Affiliates to sell, convey, assign, transfer and deliver, to Purchaser all of Sellers’ and each of their Affiliates’ right, title and interest in and to the Assigned Copyrights, including, without limitation, the right to sue for all past, present and future infringement and to settle and retain proceeds from any such actions.

3. Recording the Assignment. The Parties hereby authorize the relevant authority at the United States Patent and Trademark Office to record this Assignment.

4. Entire Agreement. This Assignment, together with the Agreement and the Ancillary Agreements, contains the entire agreement among the Parties with respect to the subject matters hereof and thereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters. Nothing herein contained shall itself change, amend, extend, or alter (nor shall it be deemed or construed as changing, amending, extending, or altering) the terms or conditions of the Agreement in any manner whatsoever. This Assignment does not create or establish liabilities or obligations not otherwise created or existing under the

Agreement. In the event of any conflict or other difference between the Agreement and this Assignment, the provisions of the Agreement shall control.

5. Governing Law; Jurisdiction; No Jury Trial.

(a) The interpretation and construction of this Assignment, and all matters relating hereto, shall be governed by the Laws of the State of New York, without regard to the choice of Law principles thereof.

(b) Each Party consents to the non-exclusive jurisdiction of the Federal and State courts located in New York City, New York for any action to compel arbitration, in aid of arbitration or to maintain the status quo or prevent irreparable harm prior to the appointment of the Arbitrator, and to the non-exclusive jurisdiction of such courts for enforcement of any arbitral award rendered in accordance with Section 10.11 of the Agreement. Each of the Parties (i) consents to the jurisdiction of each such court in any such suit, action or proceeding, (ii) waives any objection that it may have to the laying of venue in any such suit, action or proceeding in any such court and (iii) agrees that service of any court paper may be made in such manner as may be provided under applicable Laws or court rules governing service of process as well as in the manner provided for the giving of notices in Section 10.1 of the Agreement.

(c) EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY SUCH ACTION PERMITTED HEREUNDER.

6. Counterparts. This Assignment may be executed in two or more counterparts, each of which shall be deemed an original, and which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that both Parties need not sign the same counterpart. Signatures delivered in accordance with Section 10.1 of the Agreement shall be binding for all purposes hereof.

7. Notice. Any notice given pursuant to this Assignment shall be given in the same manner as stated in Section 10.1 of the Agreement.

[signature page follows]

D-2

IN WITNESS WHEREOF, Purchaser and Sellers have caused this Assignment to be signed by their respective officers thereunto duly authorized as of the date first written above.

PURCHASER:

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

By
Name:
Title:

SELLERS:

QLT INC.

By
Name:
Title:

QLT OPHTHALMICS, INC.

By
Name:
Title:

D-3

EXHIBIT E

FORM OF BILL OF SALE

This Bill of Sale is entered into effective as of September     , 2012, among Valeant Pharmaceuticals International, Inc., a corporation organized under the laws of Canada (“Purchaser”), QLT Inc., a corporation organized under the laws of British Columbia (“QLTI”), QLT Ophthalmics, Inc., a Delaware corporation (“QOI”, and, with QLTI, each a “Seller” or collectively, “Sellers”).

WHEREAS, that certain Asset Purchase Agreement, dated as of September     , 2012, by and among Purchaser, QLTI and QOI (the “Purchase Agreement”), provides for, among other things, the transfer to Purchaser or its Affiliated designee of the Purchased Assets; and

WHEREAS, by this instrument Sellers are vesting in Purchaser or its Affiliated designee all of its rights, title and interest in the Purchased Assets.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Purchaser agree as follows.

1. Defined Terms. Capitalized terms used herein but not otherwise defined shall have the meanings given to such terms in the Purchase Agreement.

2. Transfer of Purchased Assets. Effective as of the date hereof, upon the terms and conditions of the Purchase Agreement and subject to Section 4.4 of the Purchase Agreement, Sellers do hereby grant, transfer, sell, assign, convey and deliver to Purchaser (other than Inventories located in the United States which Sellers do hereby grant, transfer, sell, assign, convey and deliver to Purchaser’s Affiliated designee Valeant Pharmaceuticals North America LLC) all right, title and interest in and to the Purchased Assets (other than the Assumed Contracts, the Transferred Copyrights, the Transferred Marks, the Transferred Patents and the Purchase Orders), including, without limitation, those set forth on Exhibit A hereto.

3. Purchase Agreement Controls. The rights of Sellers and Purchaser with respect to the Purchased Assets shall be governed solely by the Purchase Agreement. Nothing contained herein is intended to either limit or enlarge any rights, remedies or obligations of either Purchaser or Sellers under the Purchase Agreement, nor is it intended to terminate or affect the validity of any of the covenants, representations or warranties contained in the Purchase Agreement. In the event of any conflict or inconsistency between the Purchase Agreement and this Bill of Sale, the provisions of the Purchase Agreement shall govern and control.

4. No Third Party Beneficiaries. Nothing expressed or contained herein shall be construed to provide any legal or equitable right, remedy or claim to any person or entity other than to Purchaser and to Sellers.

5. Governing Law. The interpretation and construction of this Bill of Sale, and all matters relating hereto, shall be governed by the Laws of the State of New York, without regard to the choice of Law principles thereof.

6. Successors and Assigns. All of the covenants, terms and conditions set forth herein shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

7. Amendment and Waiver. No modification, waiver or termination of this Bill of Sale shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Bill of Sale shall be deemed or shall constitute a waiver of any other provision hereof, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

8. Counterparts. This Bill of Sale may be executed in two or more counterparts, each of which shall be deemed an original, and which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that both parties need not sign the same counterpart.

9. Notice. Any notice given pursuant to this Bill of Sale shall be given in the same manner as stated in Section 10.1 of the Purchase Agreement.

[signature page follows]

E-2

This instrument is executed by, and shall be binding upon, Sellers, their successors and assigns, for the uses and purposes above set forth and referred to, effective immediately upon its delivery to Purchaser.

PURCHASER:

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

By:
Name:
Title:

SELLERS:

QLT INC.

By:
Name:
Title:

QLT OPHTHALMICS, INC.

By:
Name:
Title:

E-3

EXHIBIT F

FORM OF TRANSITION SERVICES AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into as of September     , 2012 by and among QLT Inc., a corporation organized under the laws of British Columbia (“QLTI”), QLT Ophthalmics, Inc., a Delaware corporation (“QOI”, and with QLTI, each a “Seller” or collectively, “Sellers”), and Valeant Pharmaceuticals International, Inc., a corporation organized under the laws of Canada (the “Company”).

WHEREAS, Sellers and the Company are parties to that certain Asset Purchase Agreement dated as of September     , 2012 (the “Purchase Agreement”), pursuant to which Valeant Pharmaceuticals International, Inc. purchased from Sellers all of the Purchased Assets and assumed the Assumed Liabilities (as each term is defined in the Purchase Agreement); and

WHEREAS, this Agreement is the Transition Services Agreement referred to in the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective warranties, covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. Definitions; Interpretation

(a) In this Agreement, the following terms shall have the following meanings.

“AAA” shall have the meaning set forth in Section 15(f)(i).

“AAA Rules” shall have the meaning set forth in Section 15(f)(ii).

“Additional Service” shall have the meaning set forth in Section 2(b).

“Agents” shall have the meaning set forth in Section 13(b)(i).

“Agreement” shall have the meaning set forth in the first paragraph herein.

“Arbitrator” shall have the meaning set forth in Section 15(f)(ii).

“Claim” shall have the meaning set forth in Section 9.

“Company” shall have the meaning set forth in the preamble hereto.

“Confidential Information” shall have the meaning set forth in Section 13(a).

“Disclosing Party” shall have the meaning set forth in Section 13(a).

“Dispute” shall have the meaning set forth in Section 5.

“Executive Committee” shall have the meaning set forth in Section 5.

“Facilities” shall have the meaning set forth in Section 14(a).

“Force Majeure” shall have the meaning set forth in Section 11(a).

“Payee” shall have the meaning set forth in Section 3(d).

“Payor” shall have the meaning set forth in Section 3(d).

“Person” means an individual, a limited liability company, a joint venture, a corporation, a partnership, an association, a governmental authority, a trust, a division or an operating group of any of the foregoing or any other entity or organization.

“Prior Period” shall have the meaning set forth in Section 2(a).

“Project Manager” shall have the meaning set forth in Section 4.

“Purchase Agreement” shall have the meaning set forth in the recitals hereto.

“Receiving Party” shall have the meaning set forth in Section 13(a).

“Security Regulations” shall have the meaning set forth in Section 14(a).

“Sellers” shall have the meaning set forth in the preamble hereto.

“Seller Services” means the Services described on Schedule I attached hereto.

“Service Provider” means, with respect to Seller Services, Sellers or, if not Sellers, the Person (other than an employee of one of the Sellers) providing the Services on behalf of Sellers.

“Service Recipient” means, with respect to Seller Services, the Company or its Affiliates.

“Services” means any of the services to be provided by or on behalf of the Service Provider under this Agreement and described on Schedule I, with respect to Schedule I as updated and supplemented from time to time in accordance with the provisions of this Agreement.

“Term” means, the period commencing on the date hereof and ending on the termination or expiration date of the last Service to terminate or expire under this Agreement (as may be amended, modified or supplemented) but, in any event, not later than August 31, 2013, unless such period is extended in accordance with Schedule I.

“Third Party” means any Person other than the Service Provider, the Company or their respective Affiliates.

All capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Purchase Agreement.

(b) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, “including” and “includes” shall mean including without limitation. References to Sections and Schedule I are to Sections of or Schedule I to, this Agreement and Schedule I is hereby incorporated in and made a part of this Agreement as if set forth in full herein.

Section 2. Services

(a) During the Term, subject to Section 2(b), Sellers shall, and shall cause each Service Provider providing Seller Services to, provide to the Company, the Seller Services, directly or through Third Party Service Providers, in each case subject to the terms and conditions set forth herein. Subject to Section 2(b), the Services requested hereunder may be only those that were (i) provided to the Business during the period beginning August 15, 2012 and ending as of the date hereof (the “Prior Period”) or (ii) contemplated by Sellers during the Prior Period to be provided to the Business during the Term if Sellers had continued to operate the Business. The Services which may be requested hereunder in accordance with the terms and conditions of this Agreement shall be (i) substantially equivalent in scope and volume as the Services provided during the Prior Period, (ii) at least as complete in all material respects in which such Services have been provided during the Prior Period (except as expressly agreed to otherwise), (iii) provided with the same degree of skill, care and diligence as provided during the Prior Period, and (iv) given substantially equal priority and substantially equal treatment that such Services received during the Prior Period. Service Providers’ obligation to provide sales Services at current levels is dependent on its ability to maintain intact its current sales force, of which there can be no assurance. Failure of Service Provider to retain a contract sales force sufficient to provide sales Services hereunder shall not constitute a breach of this Agreement, provided, that Service Provider has used commercially reasonable efforts to retain its sales force and replace lost personnel.

(b) The parties hereto acknowledge that the Services provided to the Business or contemplated to be provided during the Prior Period may not include certain other services that may be necessary to facilitate the transactions contemplated by the Purchase Agreement. The Service Recipient may request in writing such other additional services from Service Provider (each, an “Additional Service”), as necessary to facilitate the transactions contemplated by the Purchase Agreement. Service Provider will consider any such request for Additional Services promptly and in good faith. In the event that the parties agree that Service Provider should provide any such Additional Service, the parties shall execute an appropriate ancillary agreement for such Additional Services. Each such ancillary agreement shall set forth, among other things, (i) the time period during which such Additional Service shall be provided, (ii) a description of such Additional Service in reasonable detail, (iii) the cost and fee to the Service Recipient for such Additional Service (it being agreed that the charge for such service shall be determined using the methodology consistent with the methodology used to calculate charges for similar Services provided hereunder, where appropriate), and (iv) any additional terms and conditions specific to such Additional Service. Service Provider’s obligations with respect to providing any such Additional Service shall become effective only upon mutual agreement of the parties as reflected in any such ancillary agreement being duly executed and delivered by each party.

(c) Unless otherwise expressly mutually agreed in writing, in no event shall any such modification or supplement to Schedule I or the execution of any ancillary agreements result in any change in the fees currently set forth in Schedule I with respect to the Services set forth therein.

(d) Notwithstanding anything to the contrary in this Section 2, Service Provider shall provide (or cause to be provided) to Service Recipient any reasonable cooperation and assistance requested by Service Recipient for the transition from Services to replacement services, whether such replacement services are to be provided by Service Recipient or any other Person, including without limitation, allocating and providing commercially reasonable access to appropriate personnel and making available (or having made available) on a timely basis to Service Recipient all non-privileged and non-confidential information and materials reasonably requested by Service Recipient about the Services and descriptions of the information technology systems used in connection with the provision of such Services. All services provided under this Section 2(d) by Service Provider shall be deemed to be Services under this Agreement and Service Provider shall be compensated for such Services. During the Term and subject to the last sentence of this Section 2(d), Service Provider shall deliver to Service Recipient such non-privileged and non-confidential documents, records and information as are reasonably necessary to achieve such transition. Immediately upon the termination or expiration of this Agreement (i) Service Provider shall promptly deliver to Service Recipient copies of any and all such remaining documents, records and information in Service Provider’s possession which Service Recipient is entitled pursuant to the Purchase Agreement and (ii) Service Recipient shall promptly return to Service Provider all such non-privileged and non-confidential documents, records and information in Service Recipient’s possession or under its control, other than those non-privileged and non-confidential documents, records and information that Service Recipient is entitled to retain pursuant to the Purchase Agreement. For the purposes of this Section 2(d), “non-confidential”, as it relates to documents, records and information, shall include information and materials for which the Service Provider (or its Affiliate) does not owe a duty or obligation of non-disclosure to a Third Party.

(e) The Service Recipient understands that certain Services may be provided to it by the Service Provider pursuant to agreements between either the Service Provider or the Service Recipient and various Third Parties. With respect to any of the Services that are currently performed under any Assumed Contract, to the extent provided for in Schedule I, the Service Provider will reasonably assist the Service Recipient in managing the activities of such Third Parties in the specified areas of Services but shall not be responsible or liable for any acts or omissions of any such Third Party or the failure of any such Third Party to perform its obligations under an Assumed Contract, except to the extent that such failure is the result of any breach of this Agreement by Sellers.

(f) The Service Recipient will reasonably cooperate with the Service Provider in order to facilitate the provision and receipt of the Services, including providing all information necessary to enable Service Provider to comply with any reporting obligations it may have pursuant to the Patient Protection and Affordable Care Act, Pub. L. No. 111-148. The Service Recipient further agrees to supply or cause to be supplied to Service Provider all components necessary for the manufacture by Service Provider of the Lasers consistent with specifications set forth in Schedule 1.1(a) of the Seller Disclosure Letter; provided, however, that the failure to supply or cause to be supplied to Service Provider the components necessary for the manufacture by Service Provider of the Lasers as a result of the Service Recipient’s inability to obtain such components on commercially reasonable terms shall not be a breach hereunder by the Service Recipient but instead shall solely serve to relieve the Service Provider of its obligations with respect to the manufacture of the Lasers. The Service Recipient acknowledges that the Services are dependent on such reasonable cooperation and compliance with the obligations set forth in the previous sentence, and that its failure to so cooperate or comply with its obligations, if not reasonable, shall relieve the Service Provider of its obligation to provide the related Services to the extent such failure renders such provision impractical or impossible.

(g) The Service Recipient will comply in all material respects with all applicable policies and procedures of the Service Provider. Nothing in this Agreement shall require the Service Provider to change, modify or amend any of its or its Affiliates’ policies or procedures or act in a manner inconsistent with such policies or procedures.

(h) Service Provider will make all ordinary course decisions with respect to the provision of Services, including all decisions with respect to the collection, investigation, analysis, reporting, and exchange of information concerning all aspects of adverse events, product safety and product complaints, to the extent not inconsistent with written instructions provided to Service Provider by Service Recipient. Service Recipient shall make all material non-ordinary course decisions with respect to the Services and the Business, including any final decisions with respect to whether or not to initiate a product recall. Service Provider will promptly notify Service Recipient of any occurrence or facts known to Service Provider which could reasonably be expected to require a material non-ordinary course decision by Service Recipient. The Parties will promptly consult with each other on the non-ordinary course decision, and Service Recipient will promptly make and notify Service Provider of the decision together with any related instructions.

(i) The Service Provider warrants that it will provide its Services (i) in a professional manner (taking into account both quality and timeliness), and (ii) such that the nature, quality, standard of care and the service levels at which such Services are performed are no less than that which are substantially similar to the nature, quality, standard of care and service levels at which the same or similar services were performed by or on behalf of the Service Provider to the Business in the Prior Period.

(j) Service Recipient hereby grants to Service Provider a limited, non-exclusive license under the Transferred Intellectual Property and the Assumed Contracts (including the Novartis Agreement), subject to any limitations contained therein, solely if and to the extent necessary to perform the Services.

Section 3. Payment

(a) In consideration for the provision of Services by the Sellers, the Service Recipient agrees to pay to the applicable Seller those amounts determined in accordance with the hourly rates assigned to Sellers’ employees and other charges described on Schedule I. Subject to compliance with Section 6, the Service Provider may increase the charges for any Service provided to the Service Recipient if the Service is provided pursuant to an agreement between the Service Provider and a Third Party and such Third Party increases its charges under such agreement; provided, further, that such increase shall be limited to actual costs and expenses levied on the Service Provider by such Third Party. The parties hereto acknowledge and agree that any costs and expenses related to providing and receiving any goods or services hereunder from a Third Party shall be fully passed through to the Service Recipient but without markup and only to the extent such goods and services are actually received by or for the benefit of the Service Recipient; provided, however that, to the extent that such Third Party does provide goods and services to or for the benefit of the Service Recipient and such costs and expenses are fully passed through to the Service Recipient, then the Service Provider shall not be entitled to charge a fee in respect of such goods or services, except to the extent that the Service Provider actually performs services with respect thereto.

(b) Not later than twenty-one (21) days after the last day of each fiscal month of Sellers (or, if such date is not a Business Day, then on the immediately succeeding Business Day), the Service Provider shall provide to the Service Recipient an invoice for the preceding month’s Services, which shall list (i) the Services provided by the Service Provider to the Service Recipient for such month, and (ii) the charges for such Services. The amount stated in such invoices shall be paid by the Service Recipient in full within thirty (30) days of the issuance of the invoices (or, if such date is not a Business Day, then on the immediately succeeding Business Day) to an account designated by the Service Provider, except to the extent such amount shall be the subject of a good faith dispute between the Service Provider and the Service Recipient.

(c) Without prejudice to the Service Provider’s other rights and remedies, where any sum remains unpaid five (5) Business Days after the applicable due date, it shall carry interest, which shall accrue daily, from the due date until the date of actual payment, at a rate based on the prime rate listed in the Wall Street Journal (Bond Yields and Rates) on the date such sum is due and payable plus four percent (4%).

(d) All payments due to the Service Provider under this Agreement shall be exclusive of any sales tax or other applicable tax or levy, which shall be payable by the Service Recipient. Each party hereto will make all payments to the other party under this Agreement without deduction or withholding for taxes except to the extent that any such deduction or withholding is required by applicable Law in effect at the time of payment. Any tax required to be withheld on amounts payable under this Agreement will promptly be paid by the party making the payment (the “payor”) on behalf of the party receiving the payment (the “payee”) to the appropriate Governmental Authority, and the payor will furnish the payee with proof of payment of such tax. Any such tax required to be withheld will be an expense of and borne by the payee. The parties will cooperate with respect to all documentation required by any Taxing Authority or reasonably requested by the payor to secure a reduction in the rate of applicable withholding taxes. Each party will provide the other party a duly completed and validly executed IRS Form W-9 or IRS Form W-8BEN, as appropriate, at signing.

(e) Each party hereto acknowledges and agrees that it shall not be permitted to set-off any amount owed by such party pursuant to this Agreement against any amount or obligation owed to such party or an Affiliate hereunder or pursuant to the Purchase Agreement or any other Ancillary Agreement.

(f) All payments hereunder shall be made in United States Dollars.

Section 4. Project Managers

The Service Provider and the Service Recipient shall each appoint a person to act as its project manager (each, a “Project Manager”) and contact point, to deal with issues arising out of the performance of this Agreement, and to facilitate the orderly provision and receipt of the Services. Initially, the Project Manager for Sellers shall be [    ], email: [    ], and the Project Manager for the Company shall be [    ], email: [    ],. Each party hereto agrees to provide reasonable access (in person, by telephone or electronically via e-mail) during normal business hours to its Project Manager for problem resolution. Each party agrees to delegate sufficient authority to its Project Manager to enable such Project Manager to manage the Services on behalf of such party and to resolve disputes between the parties with respect thereto in accordance with Section 5. Each party may change its Project Manager upon written notice to the other party of the name and email of its new Project Manager.

Section 5. Dispute Resolution

In the event of any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof, including the dispute of any fees (including Monthly Service Fees) or Services or any claim by a party hereto that the other party (or any of such other party’s Affiliates) has breached the terms hereof (each, a “Dispute”), the Project Managers from each party shall meet (by telephone or in person) no later than five (5) Business Days after receipt of notice by either party of a request for resolution of a Dispute. The Project Managers shall enter into negotiations aimed at resolving any such Dispute. If the Project Managers are unable to reach a mutually satisfactory resolution of the Dispute within ten (10) Business Days after receipt of notice of the Dispute, the Dispute shall be referred to an Executive Committee (the “Executive Committee”) comprised of at least one (1) member of the senior management of each party hereto. The initial members of the Executive Committee, including relevant contact information, are set forth on Annex I, and either party may replace its Executive Committee members at any time with other members of similar seniority by providing notice in accordance with Section 12. The Executive Committee will meet (by telephone or in person) during the next ten (10) Business Days and attempt to resolve the Dispute. In the event that the Executive Committee is unable to resolve the Dispute, the parties may pursue their rights as set forth in Section 15(f).

Section 6. Sub-Contracting; Third Party Agreements

(a) The Service Provider may delegate or sub-contract its duties under this Agreement only to a qualified Third Party; provided that, except for any acts, omissions or defaults of a Third Party to an Assumed Contract or as provided in Section 4.4 of the Purchase Agreement, notwithstanding such delegation or sub-contracting, the Service Provider shall remain liable for the performance of its duties hereunder and shall ensure and guaranty that any Services provided by a subcontractor shall meet Service Provider’s obligations set forth in Section 2(a) (i), (ii), (iii) and (iv).

(b) The Service Recipient acknowledges that the Services that were provided through Third Parties prior to the date hereof are subject to the terms and conditions of any applicable agreements between the Service Provider and such Third Parties, and the Service Recipient agrees to comply with such terms and conditions to the extent applicable to the Service Recipient and necessary for purposes of receipt of such Services by the Service Recipient. The Service Recipient further acknowledges that in order to be able to provide the Services, Service Provider will be required to enter into agreements with Third Parties and agrees that Service Provider may engage Third Parties to provide Services directly or indirectly to Service Recipient. For any Service to be delegated to a Third Party after the date hereof under an agreement entered into after the date hereof, and so long as any such Service is provided directly to the Service Recipient and not to Service Provider or any Affiliates of Service Provider, Service Provider shall provide Service Recipient with a copy of any agreement contemplated to be entered into with such Third Party in relation to such Service and seek Service Recipient’s consent to such delegation, which consent shall not be unreasonably withheld or delayed; provided, however, that Service Recipient shall not have any right to consent to any agreement with a Third Party pursuant to which Services are provided directly to Service Provider or any Affiliates of Service Provider for the benefit of Service Recipient, except to the extent that any such agreement with a Third Party would result in an increase in the cost to the Service Recipient in which case Service Provider shall provide Service Recipient with a copy of any agreement contemplated to be entered into with such Third Party in relation to such Service and seek Service Recipient’s consent to such delegation, which consent shall not be unreasonably withheld or delayed.

(c) Subject to Section 4.4 of the Purchase Agreement, which if applicable shall control, and notwithstanding anything to the contrary contained herein, the Service Provider shall use commercially reasonable efforts to obtain all consents from vendors that are necessary in order to provide any of the Services to the Service Recipient under this Agreement; provided, however, that the Service Provider shall not be required to pay any out-of-pocket fees to any vendor in order to obtain such consent, but shall, instead, notify the Service Recipient and offer the Service Recipient the opportunity to pay such out-of-pocket fees. In the event that the Service Provider is unable to obtain any such consent, the parties hereto will work together to agree upon a commercially reasonable alternative arrangement. Any costs specified in the third sentence of Section 3(a) and any actual out-of-pocket fees levied on the Service Provider (i) in connection with its efforts to obtain and implement such consents and (ii) in connection with the implementation of any such commercially reasonable alternative arrangement, shall be borne by the Service Recipient, provided, however, that the Service Provider has incurred such costs and/or fees only with the prior approval of the Service Recipient.

Section 7. Term and Termination and Effects of Termination

(a) Except as otherwise provided herein or unless otherwise agreed in writing by the parties hereto, the Service Provider’s obligation to provide or procure, and the Service Recipient’s obligation to purchase, a Service shall cease in accordance with the date set forth on Schedule I (unless earlier terminated hereunder) but, in any event, not later than the end of the Term.

(b) In the event that a party hereto commits a material breach of any of the terms or conditions of this Agreement, the other party may terminate this Agreement unless such breach is cured not later than thirty (30) days after receipt by the breaching party of written notice of such breach.

(c) Subject to the restrictions set forth herein, if the Service Recipient should wish to terminate a Service in accordance with the terms and conditions of this Agreement, the Service Recipient shall provide written notice to the Service Provider not later than thirty (30) days prior to the requested termination date for such Service. All actual out-of-pocket costs, if any, imposed on the Service Provider resulting from the Service Provider’s termination of any agreement with a Third Party subcontractor that is no longer required by the Service Provider as a result of any such termination shall be borne by the Service Recipient. In the event that termination of a Service may affect the Service Provider’s ability to continue to provide any non-terminated Service, upon the Service Recipient’s request, such Service shall not be terminated and the parties hereto shall discuss a reasonable alternative. Notwithstanding the foregoing provisions, the parties hereto acknowledge and agree that, in certain instances, completion of the separation of the Company data from the systems of Sellers and their Affiliates and the transfer of such data to the Company may require time periods longer than the thirty (30) day period specified in this Section 7(c). In any such event, the parties agree to negotiate in good faith a longer period of time for any and all such transfers following the termination notice.

(d) Not later than thirty (30) days following the date it receives a final invoice from Service Provider following termination or expiration of this Agreement, the Service Recipient shall pay to the Service Provider all remaining monies due to the Service Provider hereunder in respect of Services provided prior to such termination or expiration except for any amounts then the subject of a good faith dispute.

Section 8. Limitation of Liability

(a) The Service Provider shall not be liable (including any liability for the acts and omissions after the date hereof of its Affiliates or any of their respective employees, Agents and subcontractors) to the Service Recipient in connection with this Agreement except with respect to direct damages arising out of the Service Provider’s breach of the terms of this Agreement, willful misconduct or gross negligence in performing its obligations under this Agreement; provided that such direct damages shall not exceed the aggregate fees paid by the Service Recipient to the Service Provider for Services pursuant to this Agreement, except to the extent such damages arise as a result of the Service Provider’s willful misconduct or gross negligence.

(b) THE SERVICE PROVIDER DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IN CONNECTION WITH THIS AGREEMENT.

Section 9. Indemnification

Except to the extent caused by Service Provider’s breach of the terms of this Agreement, willful misconduct or gross negligence in performing its obligations under this Agreement, the Service Recipient hereby agrees to indemnify and hold the Service Provider harmless from and against any and all claims, actions (including in connection with non-payment of any withholding tax due hereunder), suits, losses, demands, damages, costs and expenses (including reasonable attorneys’ fees) of every kind, nature, or description brought by a Third Party directly arising out of or related to the provision or use of Services received hereunder or any Additional Service (each, a “Claim”). The Service Provider hereby agrees to indemnify and hold the Service Recipient harmless from and against any and all Claims arising from Service Provider’s or its Affiliates’ breach of the terms of this Agreement, willful misconduct or gross negligence in performing Service Provider’s obligations hereunder. The obligations of the parties hereto with respect to a Third Party Claim shall be subject to the procedures set forth in Sections 8.3 and 8.4 of the Purchase Agreement, mutatis mutandis. In the event of any conflict between this Section 9 and any provision of the Purchase Agreement to the contrary, this Section 9 shall control.

Section 10. Insurance

Each party hereto shall, throughout the term of this Agreement, carry appropriate insurance with a reputable insurance company covering property damage, automobile and general liability insurance (including contractual liability) to protect its own business and property interests. In addition, each party shall maintain workers compensation insurance with at least statutory limits. Where permitted by applicable Law, such workers compensation insurance shall include a waiver of subrogation in favor of the other party.

Section 11. Force Majeure

(a) Neither party hereto shall be liable for delay in performance (other than the payment of money) of its obligations to the extent caused by events which could not have been foreseen and are beyond the reasonable control of the party affected (an event of “Force Majeure”), including but not limited to (i) acts of God, the elements, epidemics, explosions, accidents, landslides, lightning, earthquakes, fires, storms (including but not limited to tornadoes and hurricanes or tornado and hurricane warnings), sinkholes, floods, or washouts; (ii) labor shortage or trouble including strikes or injunctions (whether or not within the reasonable control of such party and provided that the settlement of strikes and other labor disputes shall be entirely within the discretion of the party experiencing the difficulty); (iii) inability to obtain material, equipment or transportation; (iv) national defense requirements, war, blockades, insurrections, sabotage, terrorism, riots, arrests and restraints of the government, either federal or state, civil or military (including any governmental taking by eminent domain or otherwise); or (v) any changes in applicable Law, regulation or rule or the enforcement thereof by any Governmental Authority having jurisdiction, that limits or prevents a party from performing its obligations hereunder or any notice from any such Governmental Authority of its intention to fine or penalize such party or otherwise impede or limit such party’s ability to perform its obligations hereunder.

(b) The Service Provider will endeavor to provide to the Service Recipient uninterrupted Services through the Term. In the event, however, that (i) the Service Provider is wholly or partially prevented from providing a Service or Services either temporarily or permanently by reason of any Force Majeure event, or (ii) the Service Provider, in the exercise of its reasonable good faith judgment, deems it necessary to suspend delivery of a Service hereunder for purposes of inspection, maintenance, repair, replacement of equipment parts or structures, or similar activities consistent with past practices, the Service Provider shall not be obligated to deliver such Service during such periods, and, in the case of the immediately preceding clause (ii), the Service Provider shall cooperate with the Service Recipient with respect to the timing of such interruption. Notices provided under this Section 11(b) shall be provided to the Service Recipient’s Project Manager (or other executive designated in writing by the Service Recipient in accordance with Section 12) and may be provided by e-mail at the address specified in Section 4 (or as otherwise directed in writing by Service Recipient in accordance with Section 12).

Section 12. Notices

Notices or other communications required or permitted hereunder shall be deemed to have been sufficiently given (a) four (4) Business Days following deposit in the mails if sent by registered or certified mail, postage prepaid; (b) when sent, if sent by facsimile transmission; (c) when delivered, if delivered personally to the intended recipient; and (d) one (1) Business Day following deposit with an overnight courier service, in each case addressed as follows:

If to Sellers:

QLT Inc.

887 Great Northern Way, Suite 101

Vancouver, B.C.

Canada, V5T 4 T5

Attention: Chief Executive Officer

Facsimile: (604) 873-0816

with a copy (which shall not constitute notice) to:

Nutter McClennen & Fish LLP

155 Seaport Boulevard

Boston, Massachusetts 02210

Attention: James E. Dawson

Facsimile: (617) 310-9623

If to the Company:

Valeant Pharmaceuticals International, Inc.

700 Route 202/206 North

Bridgewater, New Jersey 08807

Attn: Chief Executive Officer, with a copy to the General Counsel

Facsimile: (949) 315-3590

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

1888 Century Park East, Suite 2100

Los Angeles, California 90067

Attention: Alison S. Ressler

Facsimile: (310) 712-8800

or to such other address or number as shall be furnished in writing by any such Person in such manner, and such notice or communication shall be deemed to have been given as of the date so delivered, faxed or mailed.

Section 13. Confidentiality of Information

(a) Except as provided below, all data and information from and after the date of this Agreement disclosed between the Service Provider and the Service Recipient concerning the subject matter of this Agreement and whether disclosed before or after the date hereof, including information relating to or received from Third Parties or to which the Service Provider or the Service Recipient otherwise has access pursuant to this Agreement, is deemed confidential (“Confidential Information”). A party hereto or its Affiliates receiving Confidential Information (the “Receiving Party”) from the other party or its Affiliates (the “Disclosing Party”) will not use such information for any purpose other than for which it was disclosed and, except as otherwise permitted by this Agreement, shall not disclose to Third Parties any of the Disclosing Party’s Confidential Information for a period of five (5) years from the termination or expiration of this Agreement. The Receiving Party shall view, access and use only such Confidential Information of the Disclosing Party as is necessary to provide or receive Services hereunder, as applicable, and shall not attempt to view, access or use any other Confidential Information of the Disclosing Party. Notwithstanding the foregoing, the Receiving Party’s obligation hereunder shall not apply to information that:

(i) is or subsequently becomes part of the public domain through no action of the Receiving Party;

(ii) is subsequently received by the Receiving Party from a Third Party without obligation of confidentiality to the Third Party so disclosing the Confidential Information;

(iii) is in the possession of the Receiving Party prior to its receipt from the Disclosing Party, as evidenced by written records; or

(iv) is independently developed by the Receiving Party or its Affiliates without reference to or other benefit of any Confidential Information of the Disclosing Party, as evidenced by written records; provided that for purpose of this Section 13, any information owned by the Company as result of the consummation of the Purchase Agreement and the transactions contemplated thereby that is Confidential Information pursuant to the foregoing shall be treated as the Confidential Information of the Company as Disclosing Party and as disclosed to Sellers as Receiving Party, irrespective of in which party’s possession or control such information may be before, during, or after the Term, and such Confidential Information shall not be subject to the foregoing exception (iii).

(b) Notwithstanding Section 13(a), Confidential Information may be disclosed by the Receiving Party:

(i) to the Receiving Party’s Affiliates, directors, officers, employees, agents (including, in the case of the Service Provider, any Third Parties engaged to provide the

Services), auditors, consultants and financial advisers (collectively, “Agents”) to the extent required to comply with the provisions of this Agreement, provided that the Receiving Party ensures that such Agents comply with this Section 13. Notwithstanding anything else to the contrary in this Agreement, the Service Provider shall not be obligated to amend the duration or scope of the terms of any confidentiality obligations under agreements entered into by either Service Provider or its Affiliates with Third Parties prior to the Closing Date to the extent such obligations apply to any Confidential Information disclosed by the Service Provider(s) to the Service Recipient under this Agreement but which is owned by the Company as a result of the consummation of the Purchase Agreement and the transactions contemplated thereby; and

(ii) except as required by applicable Law (based on counsel by outside legal advisors) or in response to a valid order by a Governmental Authority with competent jurisdiction; provided, however, that the Receiving Party shall, to the extent legally possible, promptly provide the Disclosing Party with written notice of any such Law or process seeking such an order and, at the Disclosing Party cost and expense, will assist the Disclosing Party to seek a protective order or otherwise prevent disclosure or use. The Receiving Party shall not otherwise be released from confidentiality, non-disclosure or non-use restrictions hereunder with respect to Confidential Information so disclosed except to the extent such Confidential Information then or thereafter falls under one of the foregoing exceptions (i) though (iv) in Section 13(a).

(c) If, at any time, either party hereto determines that the other party has disclosed, or sought to disclose, Confidential Information in violation of this Agreement, that any unauthorized personnel (including all Third Party personnel acting on behalf of the other party) has accessed Confidential Information, or that the other party or any of such personnel has engaged in activities that may lead or leads to the unauthorized access to, use of, or disclosure of such Disclosing Party’s Confidential Information, such party shall immediately terminate any such personnel’s access to the Confidential Information and immediately notify the other party. In addition, either party shall have the right to deny such personnel of the other party access to such party’s Confidential Information upon notice to the other party in the event that such party reasonably believes that such personnel pose a security concern. Each party will cooperate with the other party in investigating any apparent unauthorized access to or use of such party’s Confidential Information.

Section 14. Security

(a) If the Service Provider is given access to any of the Service Recipient’s physical or electronic facilities (the “Recipient Facilities”) in connection with the provision of the Services, the Service Provider shall comply with all of the Service Recipient’s security policies, procedures and requirements (collectively, “Recipient Security Regulations”). If the Service Recipient is given access to any of the Service Provider’s physical or electronic facilities (the “Provider Facilities”) in connection with the provision of the Services, the Service Recipient shall comply with all of the Service Provider’s security policies, procedures and requirements (collectively, “Provider Security Regulations”). The Service Provider and the Service Recipient will access and use only those Recipient Facilities or Provider Facilities, respectively, to which it has been granted access and use and only to the extent necessary in connection with the provision of Services.

(b) Each of the Service Provider and the Service Recipient will use all reasonable efforts to ensure that only those of its personnel who are specifically authorized to have access to the Recipient Facilities or Provider Facilities, respectively, gain such access, and to prevent unauthorized access, use, destruction, alteration or loss of property that are a part thereof, including notifying its personnel of the restrictions set forth in this Agreement and of the Recipient Security Regulations or Provider Security Regulations, respectively. Any destruction, alteration or loss of property that are a part of the Recipient Facilities by persons authorized by a Service Provider shall be the responsibility of and paid for fully by Service Provider without limitation under Section 8(a). Any destruction, alteration or loss of property that are a part of the Provider Facilities by persons authorized by a Service Recipient shall be the responsibility of and paid for fully by Service Recipient.

(c) If, at any time, the Service Provider determines that any of its personnel has sought to circumvent, or has circumvented, the Security Regulations, that any unauthorized Service Provider personnel has accessed the physical facilities of the Service Recipient, the Service Provider shall immediately terminate any such personnel’s access to the Facilities and immediately notify the Service Recipient, provided that the Service Provider will cooperate with the Service Recipient to minimize disruption to the Service Recipient’s business as a result thereof. In addition, the Service Recipient shall have the right to deny personnel of the Service Provider access to its Facilities upon notice to the Service Provider in the event that the Service Recipient reasonably believes that such personnel have engaged in any of the activities set forth above in this Section 14(c) or otherwise pose a security concern. The Service Provider will cooperate with the Service Recipient in investigating any apparent unauthorized access to the Service Recipient’s physical facilities.

Section 15. Miscellaneous

(a) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, illegal or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(b) Inconsistencies. Nothing contained in this Agreement (or Schedule I) shall be deemed to supersede or change any of the agreements, obligations, representations or warranties of the parties to the Purchase Agreement or any other Ancillary Agreement. To the extent that any provision in this Agreement (or Schedule I) is inconsistent or conflicts with any provision of the Purchase Agreement, the provisions of the Purchase Agreement shall control. To the extent that any provision of Schedule I is inconsistent or conflicts with any other provision of this Agreement, such other provision of this Agreement shall control.

(c) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that both parties need not sign the same counterpart.

(d) Entire Agreement. This Agreement, together with the Purchase Agreement and the other Ancillary Agreements, contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for any written agreement of the parties that expressly provides that it is not superseded by this Agreement.

(e) Governing Law; Choice of Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any conflicts of law principles thereof to the extent such principles would permit or require the application of the laws of another jurisdiction. The parties hereto consent to the exclusive jurisdiction of the Federal and State courts located in New York City, New York for any action to compel arbitration, in aid of arbitration or to maintain the status quo or prevent irreparable harm prior to the appointment of the Arbitrator, and to the non-exclusive jurisdiction of such courts for enforcement of any arbitral award rendered in accordance with Section 15(f) herein. Each of the parties (i) consents to the jurisdiction of each such court in any such suit, action or proceeding, (ii) waives any objection that it may have to the laying of venue in any such suit, action or proceeding in any such court and (iii) agrees that service of any court paper may be made in such manner as may be provided under applicable Laws or court rules governing service of process. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE, AND AGREE TO CAUSE THEIR RESPECTIVE AFFILIATES TO WAIVE, THE RIGHT TO TRIAL BY JURY IN ANY SUCH ACTION PERMITTED HEREUNDER

(f) Arbitration; Mediation. Any Dispute shall first be subject to Section 5. If such Dispute cannot be resolved in accordance with Section 5, either party hereto may submit such Dispute to nonbinding mediation and thereafter such Dispute shall be resolved in accordance with provisions set forth in Section 10.11 of the Purchase Agreement.

(g) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties, except that each party may, without any other party’s consent, assign its rights or obligations to an Affiliate, or to another company in the event of its merger, amalgamation or consolidation with such company, or in connection with the transfer or sale of all or substantially all of its entire business unit or division to which this Agreement relates; provided, however, that no such assignment by any party shall relieve such party of any of its obligations hereunder.

(h) Amendments; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (i) in the case of an amendment, by Sellers and the Company and (ii) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(i) No Third Party Beneficiaries. This Agreement is solely for the benefit of the Service Provider and its successors and permitted assigns, with respect to the obligations of the Service Recipient under this Agreement, and for the benefit of the Service Recipient and its successors and permitted assigns, with respect to the obligations of the Service Provider under this Agreement, and this Agreement shall not be deemed to confer upon or give to any Third Party any remedy, claim liability, reimbursement, cause of action or other right.

(j) Independent Contractor Status. The Service Provider shall be deemed to be an independent contractor to the Service Recipient. Nothing contained in this Agreement shall create or be deemed to create the relationship of employer and employee between the Service Provider and the Service Recipient. The relationship created between the Service Provider and the Service Recipient pursuant to or by this Agreement is not and shall not be one of partnership or joint venture. No party to this Agreement shall, by reason hereof, be deemed to be a partner or a joint venture of the other party hereto in the conduct of their respective businesses and/or the conduct of the activities contemplated by this Agreement. Except as specifically and explicitly provided in this Agreement, and subject to and in accordance with the provisions hereof, no party to this Agreement is now, shall become, or shall be deemed to be an agent or representative of the other party. Except as herein explicitly and specifically provided, neither party shall have any authority or authorization, of any nature whatsoever, to speak for or bind the other party to this Agreement.

Section 16. Records. For so long as the Service Provider is providing any Service hereunder, the Service Provider shall keep and maintain books and records of the Services provided, sufficient to substantiate the Service Provider’s invoicing of charges for Services (it being agreed and understood that the Service Provider shall make such books and records available to any officer of, or other authorized person designated by, the Service Recipient for inspection and audit at the principal offices of the Service Provider, at reasonable times and frequency and on reasonable advance written request therefore, subject to the confidentiality provisions herein).

Section 17. Errors, Proration and Consents. Notwithstanding anything to the contrary in this Agreement, if Service Recipient reasonably determines that an error has been made with respect to, or that Service Provider has incorrectly performed or failed to perform, any Service, at the Service Recipient’s request, without prejudice to any other rights or remedies the Service Recipient may have, Service Provider shall use commercially reasonable efforts to promptly correct such error or re-perform or perform such Service, as applicable. After such correction, re-performance or performance, as applicable, Service Provider and Service Recipient shall determine the party at fault for the error, incorrect performance or failure in accordance with the dispute resolution procedures hereunder and the cost of such correction, re-performance or performance, as applicable, shall be borne by the party determined to be at fault for such error, incorrect performance or failure, as applicable. To the extent the Service Provider is unable to provide in its entirety a Service because of a partial delay which excuses performance pursuant to Section 11, the Service Provider shall allocate such resources and/or products as are then currently available to it and necessary for the performance of such Service ratably between the Service Provider for its own account and the Service Recipient for the performance of such Services hereunder in accordance with Section 2(a).

Section 18. Performance by Affiliates. The parties hereto recognize that each party may perform some or all of its obligations under this Agreement through one or more of its Affiliates; provided, however, that each Party shall remain responsible for such performance and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

QLT INC.

By:
Name:
Title:

QLT OPHTHALMICS, INC.

By:
Name:
Title:

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

By:
Name:
Title:

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